Exhibit 10.3

Execution Version

REVOLVING CREDIT AGREEMENT

dated as of

June 24, 2026

by and among

HSEC HOLDINGS L.P.,

as Borrower,

HARBOURVEST PRIVATE EQUITY SECONDARIES FUND L.P. and HARBOURVEST

PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P.,

as the Parents,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent, Documentation Agent, Lender and Sole Lead Arranger,

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

Section 11.23.	Additional Parent	91
Section 11.24.	Acknowledgement Regarding Any Supported QFCs	91

Exhibit A	Form of Note
Exhibit B	[Reserved]
Exhibit C	Form of Security Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Loan Notice
Exhibit H	[Reserved]
Exhibit I-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Treated As Partnerships or Other Pass Through Entities For U.S. Federal Income Tax Purposes)
Exhibit I-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Treated As Partnerships or Other Pass Through Entities For U.S. Federal Income Tax Purposes)
Exhibit I-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Treated As Partnerships or Other Pass Through Entities For U.S. Federal Income Tax Purposes)
Exhibit I-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Treated As Partnerships or Other Pass Through Entities For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Commitment Increase Request
Exhibit K	Form of Joinder Agreement
Exhibit L	[Reserved]

Schedule 1.01(A)	Administrative Agent and Lender Lending Offices and Commitments
Schedule 1.01(B)	Ineligible Institutions
Schedule 1.01(C)	[Reserved]
Schedule 1.01(D)	[Reserved]
Schedule 3.01	Closing Documents
Schedule 4.01	Jurisdiction
Schedule 4.13	Eligible Investments
Schedule 5.02	Accounts of Borrower
Schedule 8.01	Permitted Liens
Schedule 11.04	Notice

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is dated as of June 24, 2026, by and among HSEC HOLDINGS L.P., a Delaware limited partnership, as borrower (“Borrower”), HARBOURVEST PRIVATE EQUITY SECONDARIES FUND L.P., a Delaware limited partnership and HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P., a Cayman Islands exempted limited partnership acting through its general partner, HarbourVest GP LLC (each a “Parent” and, together with each other Additional Parent that becomes party hereto in accordance with Section 11.23, the “Parents”), the other Loan Guarantors (as defined below) party hereto from time to time, JPMORGAN CHASE BANK, N.A., (in its individual capacity, “JPM”), as the Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders and the Documentation Agent (in such capacity, the “Documentation Agent”) for the Lenders, and each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

A. Borrower has requested that Lenders make the Loans to Borrower upon the terms and subject to the conditions set forth in this Agreement; and

B. The Lenders are willing to make the Loans to Borrower upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

Article 1

DEFINITIONS AND RELATED MATTERS

Section 1.01. Definitions. The following terms with initial capital letters have the following meanings:

“Account Control Agreements” means, (a) for each Account that is a deposit account, a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent, and (b) for each Account that is a securities account, a securities account control agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case executed by (i) the applicable Loan Party or, if the Account is maintained for the benefit of a Loan Party, the owner of such account, (ii) the Administrative Agent and (iii) the financial institution maintaining such Account.

“Accounts” means all deposit accounts and securities accounts maintained by, or for the benefit of, any Loan Party from time to time, including those set forth on Schedule 5.02 hereto.

“Additional Parent” is defined in Section 11.23.

“Adjusted Term SOFR Rate” means, with respect to any Benchmark Rate Loan denominated in U.S. Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” is defined in the Preamble, and includes any successor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Agents” means the Administrative Agent and the Documentation Agent.

“Agreement” is defined in the Preamble and includes all Schedules and Exhibits, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Agreement Currency” is defined in Section 11.18.

“Alternative Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day. Any change in the Alternative Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR Rate, respectively. If the Alternative Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.08(c)), then the Alternative Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternative Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Annual Valuation Period” means the “annual valuation period” within the meaning of the Plan Asset Regulation as determined for the applicable Loan Party.

“Anti-Corruption Laws” means (a) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (b) the UK Bribery Act of 2010, as amended, (c) the French Transparency Anticorruption and Economic Modernisation Act of 2016-1691 of 9 December 2016 (SAPIN II) and (d) any other applicable anti-corruption law.

“Anti-Money Laundering Laws” means applicable law that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, intergovernmental agreements, statutes, laws, rules, regulations, ordinances and codes, including the Investment Company Act, of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Applicable Margin” means: (a) for Benchmark Rate Loans, 2.80%, and (b) for Benchmark Rate Loans converted into Base Rate Loans in accordance with Section 2.08, a rate per annum determined in the commercially reasonable discretion of Administrative Agent from time to time such that the interest rate for such Base Rate Loan inclusive of the Alternative Base Rate is substantially similar to that of the interest rate with respect to the Benchmark Rate Loan immediately prior to such suspension or conversion.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by (i) on the Closing Date, such Lender’s Commitment relative to the aggregate Commitments of all Lenders at such time, subject to adjustment as provided in Section 2.14 and (ii) thereafter, the sum of the unused Commitments and Outstanding Amount of such Lender’s Loans relative to the aggregate unused Commitments and Total Outstandings at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(A) or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable; provided that when used in connection with “Loans”, “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by such Lender’s Outstanding Amount of Loans relative to the Total Outstandings at such time.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender or (b) an Affiliate of a Lender.

“Assignee” is defined in Section 11.05(b).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered or managed by the same Lender or Affiliate of a Lender.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an Assignee (with the consent of any party whose consent is required pursuant to Section 11.05), and accepted by the Administrative Agent, in substantially the form of Exhibit F hereto.

“Availability Period” means the period from and including the Closing Date to, but excluding, the earlier of (a) the Maturity Date and (b) the date on which the Commitments are terminated or otherwise permanently reduced to zero pursuant to Section 2.01(g).

“Available Loan Amount” means, at any time, an amount equal to the lesser of (x) the Commitments and (y) Borrowing Base multiplied by the Initial LTV.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Group” is defined in Section 11.06.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Base Rate Loan” means a Loan that bears interest by reference to the Alternative Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

“Benchmark” means, initially, Adjusted Term SOFR Rate; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Adjusted Term SOFR Rate or the then-current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(c).

“Benchmark Rate Loan” means a Loan that bears interest by reference to the Benchmark.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) in case of Loans denominated in U.S. Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to the Floor the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period” and timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, in each case which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.

“Benchmark Unavailability Period” means the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.08 and (y) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to Section 2.08.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means the general partner, manager, management committee, board of directors (or any similar governing body) of a Loan Party or the applicable Person, or in the event the context otherwise requires, any authorized committee thereof.

“Borrower” is defined in the preamble to this Agreement and includes each successor.

“Borrower Constituent Documents” means that certain Amended and Restated Limited Partnership Agreement governing the Borrower dated as of March 13, 2026, as amended and/or restated from time to time subject to Section 8.08.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan made by each of the Lenders pursuant to Section 2.01 and, in the case of Benchmark Rate Loans, having the same Interest Period, made by each of the Lenders. “Borrowings” means the plural thereof.

“Borrowing Base” means, as of any date, the sum of (a) the aggregate Fair Market Value of Eligible Investments, as adjusted for: (i) any Material Investment Event and (ii) with respect to any Eligible Investment, any reduction resulting from the application of the Concentration Limit (provided that only that portion of such Eligible Investment in excess of the Concentration Limit shall be excluded for purposes of calculation of the Borrowing Base) and (b) the U.S. Dollar Equivalent of cash and Cash Equivalents of the Loan Parties on deposit in the Collateral Accounts.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Applicable Laws of, or are in fact closed in, New York, New York and if such day relates to any interest rate settings as to a Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Loan, “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Call” means a call upon all or any Investors for payment of all or any portion of their Unfunded Capital Commitments.

“Capital Commitment” means the commitment, if any, of an Investor to make Capital Contributions or otherwise provide funding to any Private Equity Fund, as applicable, in response to a Capital Call pursuant to the Portfolio Documents in relation to the applicable Private Equity Fund or otherwise.

“Capital Contribution” means, for any Investor, any capital contribution or other funding made by such Investor to a Private Equity Fund in response to a Capital Call.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of calculation, (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision of any such state or the District of Columbia or any public instrumentality thereof maturing within one (1) year from the date of calculation and having, at the time of calculation, the highest rating obtainable from either S&P or Moody’s, (c) commercial paper having, at the time of calculation, the highest Rating obtainable from either S&P or Moody’s, (d) U.S. Dollar denominated demand deposits, certificates of deposit, other time deposits, and bankers’ acceptances maturing within one (1) year from the date of calculation issued by any bank operating under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000 (or the U.S. Dollar Equivalent thereof), or (e) institutional money market funds organized under the laws of the United States of America or any state thereof substantially all of whose assets are securities of the types described in the foregoing clauses (a), (b), (c), and (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) the Investment Advisor or any of its Affiliates shall cease being the investment advisor of or shall cease to Control any Loan Party or the General Partner, (b) the Parents and General Partner, collectively, shall cease to own 100% of the Equity Interests of Borrower, or (c) Borrower shall cease to own, directly or indirectly through another Subsidiary Guarantor, 100% of the Equity Interests of any Subsidiary Guarantor.

“Closing Date” means June 24, 2026.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Co-Investment” means a direct or indirect investment in a portfolio company of a Private Equity Fund made in conjunction with the investment therein by such Private Equity Fund.

“Collateral” is defined in Section 5.01.

“Collateral Accounts” is defined in Section 5.01(a).

“Collateral Documents” means the Account Control Agreements, the Security Agreement, the Pledge Agreement and each other instrument or agreement executed and delivered by Borrower and/or any other Loan Party or the General Partner granting or purporting to grant a Lien to the Administrative Agent in favor of the Secured Parties in assets described therein as collateral security for the Obligations.

“Commitment” means, with respect to each Lender, such Lender’s commitment to make Loans to Borrower in an amount in the aggregate not to exceed the U.S. Dollar amount set forth opposite such Lender’s name on Schedule 1.01(A) under the heading “Commitments” or in the Assignment and Assumption Agreement pursuant to which an Affiliate of a Lender or another financial institution assumes such Lender’s Commitments hereunder and becomes a party hereto, as the same may be reduced or increased in accordance with Sections 2.01(g) and (h), respectively. The aggregate Commitments of all Lenders as of the Closing Date shall be $75,000,000.

“Commitment Increase” is defined in Section 2.01(h).

“Commitment Increase Effective Date” is defined in Section 2.01(h).

“Commitment Increase Request” means the notice substantially in the form attached hereto as Exhibit J pursuant to which Borrower requests an increase of the Commitments in accordance with Section 2.01(h).

“Competitor” means (i) any investment fund that is dedicated to purchasing private equity fund limited partnership interests in the secondary market or (ii) any investment fund sponsored or managed by a Person (other than a commercial or investment bank) that sponsors or manages one or more other investment funds referred to in clause (i) above.

“Compliance Certificate” is defined in Section 7.01(c).

“Concentration Limit” means limits on Eligible Investments in the Borrowing Base set forth below:

(a) Eligible Investments from a single Sponsor (or an Affiliate thereof) or Issuer (or an Affiliate thereof, on a look-through basis shall not comprise more than 20.0% of the Borrowing Base;

(b) Eligible Investments in a single underlying fund on a look-through basis shall not comprise more than 15.0% of the Borrowing Base;

(c) Eligible Investments in the five (5) largest underlying funds on a look-through basis shall not comprise more than 50.0% of the Borrowing Base;

(d) Eligible Investments with a “vintage year” on a look through basis of 2018 or earlier shall not comprise more than 15.0% of the Borrowing Base;

(e) Eligible Investments with a non-buyout strategy on a look-through basis shall not comprise more than 25.0% of the Borrowing Base;

(f) Eligible Investments on a look-through basis that are not domiciled in North America or Western Europe shall not comprise more than 20.0% of the Borrowing Base; and

(g) Eligible Investments held directly or indirectly by any HVP-Controlled Person that has Debt consisting of deferred purchase price arrangements or synthetic deferrals shall not comprise, in the aggregate, more than 25.00% of the Borrowing Base;

provided that, for the avoidance of doubt, Eligible Investments in a fund of funds shall be deemed to be an Eligible Investment in the underlying investments of such fund of funds for purposes of determining the Concentration Limit.

The portion, if any, of an Eligible Investment that is in excess of the above Concentration Limit shall be excluded from any calculation hereunder relating to Eligible Investments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Document” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws; and (d) in the case of an exempted company, the certificate of incorporation and memorandum and articles of association.

“Contingent Obligation” means, as to any Person, (a) any obligation, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Debt or other obligation of another Person, including any direct or indirect guarantee of such Debt or obligation, (ii) to maintain the net worth, solvency or financial condition of another Person, (iii) otherwise to assure or hold harmless the holders of Debt or any other obligation of another Person against loss in respect thereof, or (iv) to contribute capital to another Person, or (b) any Hedging Contract of such Person. Notwithstanding the foregoing, the obligations of any Person with respect to any Portfolio Investments (including any related Capital Commitments) shall not be considered a “Contingent Obligation” of such Person.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any agreement or other instrument (other than a Loan Document) to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 11.24.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Debt” means, with respect to any Person, without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business that are not overdue by more than sixty (60) days; (d) all obligations under capitalized leases; (e) all obligations of others secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed; (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (g) all Contingent Obligations; (h) all obligations under facilities for the discount or sale of receivables; and (i) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the date of determination. The principal amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above or, in the case of any Debt issued with original issue discount, the accreted value of such Debt and the maximum liability of such Person under any letter of credit and bankers’ acceptances at such date. The maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on the relevant date of determination; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, and all relevant statutes and laws under any applicable jurisdiction, as are in effect from time to time during the term of the Loans.

“Default” means any condition or event that, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means on any day the lesser of: (a) the applicable interest rate for the applicable outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Alternative Base Rate plus the Applicable Margin) plus five percent (5%); and (b) the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as reasonably determined by the Administrative Agent: (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement)), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is or becomes the subject of comprehensive, territorial Sanctions, currently including Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.

“Determination Date” has the meaning set forth in Section 2.05(b)(i).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” of any Person means any Equity Interests of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the occurrence of any event), is required to be redeemed or is redeemable at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Debt, in whole or in part, at any time prior to the ninety-first (91st) day after the Scheduled Maturity Date.

“Distribution” means (a) any dividend, distribution or payment, direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding, except (i) a Share Distribution or (ii) the issuance of Equity Interests upon the exercise of outstanding warrants, options or other rights, or (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of a Person now or hereafter outstanding.

“Distribution in Kind” means any dividend or distribution, direct or indirect, for the benefit of a holder of Equity Interests of a Private Equity Fund, of one or more investments held by such Private Equity Fund.

“Documentation Agent” is defined in the Preamble.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than those Persons described in Section 11.05(b)(v) (subject to such consents, if any, as may be required under Section 11.05(b)(iii)). For the avoidance of doubt, any Ineligible Institution shall be subject to Section 11.05(f).

“Eligible Investment” means, as of any date, a Portfolio Investment directly (or indirectly through a Subsidiary Guarantor) owned by Borrower (including any assets received as Distributions in Kind with respect to such Portfolio Investment which otherwise qualify as Portfolio Investments hereunder) consisting of (i) Private Equity Investments (including Co-Investments) which are limited partnership interests, limited liability company interests, corporate shares or similar interests, and (ii) direct debt securities, in each case as listed on Schedule 4.13 hereto as of the Closing Date, together with any new Portfolio Investments (including assets received as Distributions in Kind as contemplated herein) included as Eligible Investments for purposes of calculating the Borrowing Base by Borrower; provided that the inclusion of any Portfolio Investments (other than those listed on Schedule 4.13 hereto as of the Closing Date) acquired after the Closing Date in the Borrowing Base shall be subject to the Administrative Agent’s consent (in consultation with the Lead Lender, and not to be unreasonably withheld, delayed or conditioned); provided further that the Administrative Agent may, at its election (in consultation with the Lead Lender), remove any Portfolio Investment included as an Eligible Investment only (x) if there has been a Material Investment Event with respect to such Eligible Investment (other than in connection with a partial Write-Down of the value of such Eligible Investment) or (y) for cause, within 10 Business Days of including such Portfolio Investment as an Eligible Investment for purposes of calculating the Borrowing Base. Schedule 4.13 may be updated from time to time to reflect the Eligible Investments in accordance with the requirements of this paragraph; provided further, that no such Portfolio Investment shall constitute an Eligible Investment (i) unless such Portfolio Investment is in compliance with Applicable Law (including, for the avoidance of doubt, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as amended), (ii) to the extent that such Portfolio Investment is subject to any Lien (other than Permitted Liens other than pursuant to clause (f) of the definition thereof) (unless consented to by the Administrative Agent, in consultation with the Lead Lender, and such consent not to be unreasonably withheld, delayed or conditioned), (iii) to the extent the Borrower or the applicable Subsidiary Guarantor holding such Portfolio Investment incurs any Debt (other than Permitted Debt and short-term working capital or similar indebtedness which is not secured by such Portfolio Investment) or (iv) if, in respect of any Portfolio Investment held by a HVP-Controlled Person, such HVP-Controlled Person has Debt consisting of asset-based leverage (other than any capital call or subscription line facilities that, if secured, are secured solely by the capital commitments of any investor in such HVP-Controlled Person and the proceeds thereof). For the avoidance of doubt, (i) so long as no Event of Default has occurred and is continuing or would result therefrom or (ii) to the extent and for so long as there are no Loans outstanding under this Agreement, any Loan Party may directly or indirectly acquire any Portfolio Investment that is not to be included in the Borrowing Base without the consent of the Administrative Agent or any Lender.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (f) all other Laws relating to pollution, the environment or natural resources including, air pollution, water pollution, noise control, or the use, handling, storage, transportation, treatment, discharge, disposal or Release or recovery of hazardous materials, or human exposure to hazardous materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing.

“Environmental Liability” means any liability (whether vested or unvested, contingent or fixed, actual or potential, known or unknown), claim, demand, obligation, cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under or relating to any Environmental Law, relating to any Hazardous Materials or resulting from any environmental common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any Environmental Liability arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity interests of such Person, including without limitation partnership interests, limited partnership interests or membership interests, whether common or preferred and whether voting or non-voting and (b) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with Borrower within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status (each within the meaning of Section 432 of the Code or Section 305 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or

Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (g) Borrower engages in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that could subject it to material liability; (h) Borrower engages in any action with respect to its underlying assets that would reasonably be expected to result in a claim of breach of fiduciary duty under ERISA and could result in any material liability for Borrower; or (i) conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, such Lender’s Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Taxes that are Other Connection Taxes; (c) U.S. withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which: (i) in the case of a Lender, such Lender acquires the applicable interest in the Loan or Commitment and, in the case of any other Recipient, such Recipient becomes a party hereto (or in each case, if such Lender or other Recipient is an intermediary partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Lender or other Recipient becomes a beneficiary, partner or member thereof, if later); or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.09(a) or Section 2.09(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (d) Taxes attributable to such Recipient’s failure to comply with Section 2.09(e); and (e) any Taxes imposed pursuant to FATCA.

“Expiration Date” is defined in Section 7.04.

“Exposure” means, for any date with respect to any Hedging Contract, the greater of (a) zero and (b) the amount that would be payable by Borrower pursuant to such Hedging Contract if all transactions thereunder were being terminated as of such date, after taking into account any margin, collateral or other amounts (however characterized) pledged or posted with respect to such Hedging Contract, provided that for purposes of this Agreement, the Exposure shall be deemed to be zero if the amount calculated pursuant hereto is $1,000,000.00 or less.

“Fair Market Value” means with respect to an Eligible Investment, the lesser of: (a) the value of such Eligible Investment as calculated by the applicable Loan Party in accordance with the Valuation Policy or similar policies of the applicable Loan Party from time to time, which shall from time to time, reflect any Write-Down and (b) if the Administrative Agent, acting in a commercially reasonable manner, determines at any time that the valuation reported or calculated pursuant to clause (a) above is incorrect, incomplete or unreliable at such time, the Administrative Agent shall reasonably determine the “net asset value” or other similar valuation for such Eligible Investment as of such time from such other sources as the Administrative Agent may reasonably determine, and (x) in the case of clause (a), as the foregoing are calculated in accordance with such Loan Party’s normal practices and GAAP as provided in the most recent quarterly financial reports of such Loan Party and (y) in each case of clause (a) and (b), adjusting for (as of the end of the relevant period): (A) any Distributions received from the Portfolio Investments; and (B) without duplication of any adjustments made for Distributions received, any Capital Calls and Capital Contributions made (including those made from the proceeds of, or by an offset against, one or more Distributions) for each Portfolio Investment, in each case since the date of the last “net asset value” determined pursuant to clauses (a) and (b) above; provided, however, that (i) if a new Eligible Investment is received as a Distribution in Kind from an existing Eligible Investment, the Fair Market Value of such new Eligible Investment shall be, (x) for purposes of the Fiscal Quarter in which such Eligible Investment is received as a Distribution in Kind, the difference between the Fair Market Value of the existing Eligible Investment as determined immediately prior to such Distribution in Kind, and the value of such existing Eligible Investment immediately after giving effect to such Distribution in Kind or, if the Administrative Agent, acting in a commercially reasonable manner, determines that such valuation is incorrect or unreliable, the Administrative Agent shall reasonably determine the “net asset value” or other similar valuation for such Eligible Investment from such other sources as the Administrative Agent may reasonably determine, and (y) from and after such Fiscal Quarter, the Fair Market Value as determined in accordance with clauses (a) and (b), above, and (ii) if a Private Equity Investment Sponsor, issuer, general partner or managing member, as applicable, of the Eligible Investment provides a “net asset value” of an Eligible Investment other than in accordance with GAAP (such as providing a tax basis as the “net asset value” thereof), then such value shall be adjusted by the applicable Loan Party to conform to GAAP for purposes of establishing the Fair Market Value of such Eligible Investment. If the value of any Portfolio Investment is reported in a currency other than U.S. Dollars, then for purposes of determining the Fair Market Value of such Portfolio Investment, the currency of such Portfolio Investment shall be promptly converted into the U.S. Dollar Equivalent and reported in accordance with the usual and customary policies and procedures of the applicable Loan Party.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” means the Fee Letter dated of even date herewith between Borrower and the Administrative Agent.

“Fiscal Quarter” or “fiscal quarter” means any calendar quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of each Loan Party, which in each case shall be the twelve (12) month period ending on March 31 in each year or such other period as such Loan Party may designate and the Administrative Agent may reasonably approve in writing.

“Floor” means the benchmark rate floor, if any, provided in the Loan Documents initially (as of the execution of the Loan Documents, the modification, amendment or renewal of the Loan Documents or otherwise) with respect to the Adjusted Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and Daily Simple SOFR shall be 0.00%.

“Foreign Lender” is defined in Section 2.09(e)(ii).

“Funding Date” means each date on which any Loans are made to the Borrower pursuant to Section 2.01(a).

“Funding Event” means any failure by Borrower or any Subsidiary Guarantor, directly or indirectly, to fund a Capital Call with respect to a Portfolio Investment in whole or in part which has the effect of (a) reducing the ownership interests, directly or indirectly, of Borrower or such Subsidiary Guarantor in such Portfolio Investment, (b) permitting the general partner or Issuer to charge any penalty, fee or interest on, directly or indirectly, Borrower or such Subsidiary Guarantor, whether or not actually charged or (c) otherwise permitting the general partner of any Private Equity Investment to declare Borrower or such Subsidiary Guarantor, as applicable, a “defaulting investor” under the Private Equity Investment Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America on the date hereof, provided that for purposes of the financial statements required to be delivered pursuant to Section 7.01, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time if, and only if, such financial statements are accompanied by a reconciliation between generally accepted accounting principles as in effect on the date hereof and those used in the preparation of those financial statements.

“General Partner” means HarbourVest GP LLC, and any successor thereto permitted under this Agreement, as set forth in its joinder documentation.

“General Partner Prior Written Consent” means the General Partner Written Consent, dated the date hereof, between the General Partner and JPM.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Loan Guarantor and each Hedging Obligations Guarantor, as applicable.

“Guaranty” means the Loan Guaranty and the Hedging Obligations Guaranty, as applicable.

“Hazardous Material” means any substance, material or waste which is regulated, or for which liability may arise, under any Environmental Law, including: (a) any substance, material or waste designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance, material or waste defined as “hazardous waste” pursuant to Section 1004 of the Resource

Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance, material or waste defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; (d) petroleum, petroleum products and petroleum waste materials; (e) asbestos or asbestos containing material; or (f) polychlorinated biphenyls.

“Hedging Contract” means, for any Person, any interest rate, commodity, foreign exchange or other hedging agreement (including swaps, collars, caps and forward contracts) between such Person and one or more financial institutions providing for the transfer or mitigation of fluctuations of interest rates, exchange rates or other prices either generally or under specific contingencies.

“Hedging Obligations” means the obligations of Borrower or any Hedging Subsidiary of Borrower to the applicable Specified Hedging Contract Counterparty under any Specified Hedging Contract.

“Hedging Obligations Guarantor” means, at any time a Hedging Subsidiary exists, Borrower.

“Hedging Obligations Guaranty” is defined in Section 6.02.

“Hedging Subsidiary” means any wholly-owned Subsidiary of Borrower formed solely for the purpose of entering into Hedging Contracts.

“HVP-Controlled” means, with respect to a Portfolio Investment, fund of funds, Investor, Sponsor, Issuer or other Person, HarbourVest Partners, LLC or an Affiliate thereof is the general partner, managing member or non-member manager of such Portfolio Investment, fund of funds, Investor, Sponsor, Issuer or other Person.

“Indemnified Taxes”’ means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.01(b).

“Ineligible Institution” means (a) the Persons identified on Schedule 1.01(B) and (b) any Competitor. For the avoidance of doubt, no Lender nor any of its Affiliates shall in any event constitute an Ineligible Institution.

“Initial Lender” shall mean any Lender as of the Closing Date.

“Initial LTV” means 25%.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Benchmark Rate Loan, the fifth (5th) Business Day following Borrower’s receipt from the Administrative Agent of interest calculations with respect to the applicable Interest Period and the Maturity Date.

“Interest Period” means, as to each Benchmark Rate Loan, the period commencing on the date such Benchmark Rate Loan is disbursed or continued as a Benchmark Rate Loan and ending on the date three (3) months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Benchmark Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Benchmark Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) an Interest Period that would otherwise end after the Scheduled Maturity Date shall end on the Scheduled Maturity Date; and

(d) the initial Interest Period with respect to any Benchmark Rate Loan made on any Funding Date shall commence on the date such Benchmark Rate Loan is disbursed and end on the last day of the first full Fiscal Quarter ending after such Funding Date.

“Investment” means, as applied to any Person, (a) any direct or indirect acquisition by that Person of securities or partnership interests or other interest of any other Person, or all or any substantial part of the business or assets of any other Person and (b) any direct or indirect loan, advance or capital contribution by that Person to any other Person.

“Investment Advisor” means HarbourVest Partners L.P.

“Investment Advisor QPAM Agreement” means a letter agreement entered into on or before the Closing Date (or, with respect to any Person that has previously provided the certificate referenced in Section 3.01(f)(ii)(B), before the date that such Person is deemed to hold Plan Assets) between Investment Advisor and the Administrative Agent, pursuant to which the Investment Advisor, among other items, represents that it qualifies as a QPAM and the conditions of Section I of the QPAM Exemption are satisfied with respect to the transactions contemplated by this Agreement and the other Loan Documents.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor Act, as amended.

“Investor” means (a) in respect of any Loan Party, any Person who has been admitted as a limited partner, non-managing member or shareholder of such Loan Party and (b) in respect of any Private Equity Investment, any Person who (i) has been admitted as a limited partner, non-managing member or shareholder of such Private Equity Fund or (ii) is a guarantor of, or is otherwise liable (contingently or otherwise) for obligations to such Private Equity Fund of a Person described in clause (i) above.

“Issuer” means in the case of any Investment which is (a) debt, the Person who is the issuer or obligor of such debt and (b) Equity Interests or a Private Equity Investment, the relevant Person or Private Equity Fund who has issued such Equity Interests or Private Equity Investment.

“JPM” is defined in the Preamble.

“Judgment Currency” is defined in Section 11.18.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, policies, common law, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Lender” means JPM.

“Lender” is defined in the Preamble. Any reference to “the Lender” shall refer to any or all the Lenders, as the context may require.

“Lending Office” means as to any Lender, (a) in the case of any payment with respect to Benchmark Rate Loans, the office, branch or Affiliate of such Lender identified in Schedule 1.01(A) as its “Benchmark Lending Office” or such other office, branch or Affiliate as the Lender may hereafter designate as its Benchmark Lending Office by notice to Borrower and the Administrative Agent with respect to Benchmark Rate Loans and (b) in the case of any payment with respect to Base Rate Loans or any other payment under the Loan Documents, the office, branch or Affiliate of such Lender identified in Schedule 1.01(A) as its “Domestic Lending Office” or such other office, branch or Affiliate as such Lender may hereafter designate as its Domestic Lending Office for Base Rate Loans denominated in U.S. Dollars or such other payments by notice to Borrower and the Administrative Agent, as applicable.

“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

“Liquidity” means assets consisting of cash, cash equivalents, funds including money market funds or related instruments, broadly syndicated term loans, short-term debt securities, other fixed income investments and/or other investment companies (including exchange-traded funds).

“Loan Documents” means, collectively, this Agreement, any Note, the General Partner Prior Written Consent, the Collateral Documents, the Fee Letter, the Investment Advisor QPAM Agreement and any other agreement, instrument or other writing executed and delivered to the Administrative Agent or any Lender by a Loan Party in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.

“Loan Guarantor” means each of the Parents and each Subsidiary Guarantor.

“Loan Guaranty” is defined in Section 6.01.

“Loan Notice” is defined in Section 2.01(b).

“Loan Party” means each of Borrower and each Loan Guarantor, “Loan Parties” means all such Persons, collectively.

“Loan to Value Ratio” or “LTV” means, as of any date of calculation, the ratio of (a) the U.S. Dollar Equivalent of the Total Outstandings plus any unpaid accrued interest and fees with respect to the Loans in each case on such date plus the aggregate Exposure under Specified Hedging Contracts calculated as of the most recent Revaluation Date to (b) the Borrowing Base as of such date.

“Loans” means the revolving loans made or to be made under this Agreement pursuant to Article 2.

“LTV Increase” is defined in Section 2.05(b)(i).

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended from time to time.

“Margin Stock” means “margin stock” as defined in the Margin Regulations.

“Material Adverse Change” means any circumstance or event which would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of any Loan Party, taken as a whole, except to the extent that any representation or warranty set forth in Article 4 applies to a specific Person (or Persons), in which case such representation or warranty shall apply to such Person (or Persons); (b) any material adverse effect upon the validity, performance or enforceability against any Loan Party with respect to the Loan Documents to which they are a party; (c) any material impairment of the ability of any Loan Party to fulfill its material obligations under any Loan Document or (d) any material adverse effect on the ability of the Administrative Agent or any Lender to exercise its rights and remedies under any Loan Document.

“Material Amendment” is defined in Section 8.08.

“Material Investment Event” means any of the following with respect to an Eligible Investment: (a) any action under any Debtor Relief Law relating to the Private Equity Investment Sponsor or Issuer thereof, provided that if such action is involuntary, only if any of the following events occur: (i) such Private Equity Investment Sponsor or Issuer thereof consents to the institution of such involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; (b) default by any Loan Party, directly or indirectly on a look-through basis, in its material obligations relating to such Eligible Investment (including, without limitation, failure of any Loan Party, directly or indirectly on a look-through basis, to fund any duly called Capital Call in respect of such Eligible Investment) beyond any applicable notice and cure period contained in the Constituent Documents with respect to such Eligible Investment; (c) a complete Write-Down of the value of such Eligible Investment by the applicable Loan Party directly or indirectly on a look-through basis; (d) any change in investment strategy, change of control or change of management with respect to the Private Equity Investment Sponsor or Issuer of such Eligible Investment which, in each case, in the reasonable discretion of the Administrative Agent materially and adversely affects such Eligible Investment; (e) any legal or regulatory action which, in the reasonable discretion of the Administrative Agent materially and adversely affects such Eligible Investment; (f) the Private Equity Investment Sponsor or Issuer, as applicable, of such Eligible Investment reports the “net asset value” of such Eligible Investment less frequently than quarterly; (g) such Eligible Investment suspends reporting; (h) any Loan Party’s interest in such Eligible Investment becomes subject to any security interest, Lien or other encumbrance (other than Permitted Liens); or (i) any other event which, in the reasonable discretion of the Administrative Agent, materially impairs the ability of the Private Equity Investment Sponsor or other investment manager to direct or cause the direction of the management, policies or investment strategy of such Eligible Investment, directly or indirectly on a look-through basis. In the event of a Material Investment Event, the relevant Eligible Investment with respect to which such Material Investment Event has occurred shall, at the election of the Administrative Agent, be excluded from the Borrowing Base.

“Material Valuation Policy Amendment” is defined in Section 8.13.

“Maturity Date” means the earlier of: (a) the Scheduled Maturity Date; and (b) the date upon which the Administrative Agent exercises its rights hereunder to declare the Obligations due and payable after the occurrence of an Event of Default, whether by acceleration or otherwise.

“Maximum Loan to Value Ratio” means 30%.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions or with respect to which Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Value” means, with respect to any Person as of any date of determination, the total of all assets of such Person less all liabilities of such Person as of such date, in each case as would generally be classified as such in accordance with GAAP for balance sheet purposes.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means each Note made by Borrower in favor of a Lender in substantially the form of Exhibit A, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“Obligations” means, collectively, all present and future obligations and liabilities of the Loan Parties of every type and description arising under the Loan Documents (or as provided therein, arising in connection therewith) due or to become due to the Administrative Agent or Lenders, or any other Person entitled to indemnification under the Loan Documents, whether for principal, interest, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint, several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.

“Operating Company” means an “operating company” within the meaning of the Plan Asset Regulation.

“Operating Company Opinion” means a written opinion of counsel to the applicable Loan Party as to the status of such Person as an Operating Company.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to Section 2.13).

“Other Taxes” means all present or future stamp, court or documentary, intangible recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, in each case except (i) intangible Taxes that are Other Connection Taxes (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment other than an assignment made pursuant to Section 2.13 or made to enforce the applicable Lender’s rights under the Loan Documents or (iii) any such Taxes that are imposed with respect to sales of participations.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments thereof, occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in U.S. Dollars, the Federal Funds Effective Rate.

“Parents” is defined in the preamble to this Agreement and includes each successor.

“Participant” is defined in Section 11.05(e).

“Participant Register” is defined in Section 11.05(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” is defined in Section 11.19.

“PBGC” means the United States Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

“Permitted Debt” is defined in Section 8.02.

“Permitted Investment Restructuring” means, in the case of a Portfolio Investment, a restructuring or replacement thereof not initiated by a Loan Party.

“Permitted Liens” is defined in Section 8.01.

“Person” means an individual, a corporation, a partnership, an exempted limited partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or with respect to which Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Plan of Reorganization” is defined in Section 11.05(f).

“Pledge Agreement” means that certain Pledge Agreement dated of even date herewith in substantially the form of Exhibit D hereto, executed by each Parent and granting a first priority security interest in and to the collateral described therein to the Administrative Agent in favor of the Secured Parties.

“Portfolio” means, collectively, all of the Portfolio Investments.

“Portfolio Documents” means, (x) for each Private Equity Investment, (a) the Private Equity Investment Agreement and (b) any related offering materials governing such Private Equity Investment from time to time and (y) for any other Portfolio Investment, the agreements and other documents governing such Portfolio Investment from time to time.

“Portfolio Investment” means any Private Equity Investment, Co-Investment or other debt or equity investment directly held or maintained by Borrower or any Subsidiary Guarantor, including any such investment received as Distributions in Kind, but excluding any investment in a Subsidiary formed by Borrower for purposes of entering into Hedging Contracts.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Equity Fund” means any of the private equity funds (including continuation funds, co-investment funds and similar special purpose vehicles) with respect to which the Private Equity Investments are made.

“Private Equity Investment” means any investment directly by Borrower or a Subsidiary Guarantor, pursuant to which Borrower or such Subsidiary Guarantor has been admitted as a limited partner, non-managing member or shareholder of a Private Equity Fund.

“Private Equity Investment Agreement” means the partnership agreement, limited liability company agreement, shareholder agreement, subscription agreement or other similar document governing and evidencing a Private Equity Investment, including any side letters relating thereto to which Borrower or any Subsidiary Guarantor, as applicable, is a party.

“Private Equity Investment Sponsor” means a sponsor, general partner, investment manager or other Person performing a similar role with respect to a Private Equity Investment, and in respect of any particular Private Equity Investment identified on Schedule 4.13 hereof, the Person named as the “Sponsor” with respect to such Private Equity Investment on Schedule 4.13 hereof and its successors, as such schedule may be revised from time to time after the Closing Date as reasonably agreed by the Lead Lender and Borrower.

“Proceeds” means the proceeds of the Disposition, realization or distributions of any Portfolio Investment other than Distributions in Kind.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned by a Loan Party, or secures any investment of a Loan Party.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 11.24.

“QPAM” means a “qualified professional asset manager” within the meaning of Section VI(a) of the QPAM Exemption.

“QPAM Exemption” means United States Department of Labor Prohibited Transaction Class Exemption 84-14, as amended.

“Rating” means, for any Person, its senior unsecured debt rating or equivalent thereof, such as, but not limited to, a corporate credit rating from either of S&P or Moody’s.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means, if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting.

“Register” is defined in Section 11.05(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any Property.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Removal Effective Date” is defined in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived by regulation.

“Required Lenders” means, Lenders (other than Defaulting Lenders) collectively holding more than 50% of the sum of the Total Outstandings and aggregate unused Commitments; provided that in the event there are two or more unaffiliated Lenders that are not Affiliates of a Loan Party, each holding more than 5% of the sum of the Total Outstandings and aggregate unused Commitments, then “Required Lenders” shall include no fewer than two such Lenders; provided further that the unused Commitments and Total Outstandings held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required LTV Plan” is defined in Section 2.05(b)(i).

“Required LTV Plan Breach” is defined in Section 2.05(b)(i).

“Required LTV Prepayment” is defined in Section 2.05(b)(i).

“Resignation Effective Date” is defined in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any director, managing director, chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Person or of a direct or indirect general partner of a Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) solely with respect to the calculation of Exposure under Specified Hedging Contracts for purposes of the Loan to Value Ratio, (1) any date on which Borrower enters into a Specified Hedging Contract, (2) any date on which Borrower makes any Disposition of any Portfolio Investment and (3) the first Business Day of each calendar month, and (b) such additional dates as the Administrative Agent shall determine or the applicable Required Lenders or Borrower shall require.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

“Same Day Funds” means, with respect to disbursements and payments in U.S. Dollars, immediately available funds.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or France.

“Scheduled Maturity Date” means June 23, 2028; provided, that Borrower may request one or more one-year extensions of such date, in each case subject to the consent of each Lender (in its sole and absolute discretion).

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the Investment Company Act and the Securities Act.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means that certain Security Agreement dated of even date herewith, in substantially the form of Exhibit C hereto, executed by Borrower and each other Loan Party granting a first priority security interest in and to the collateral described therein to the Administrative Agent, in favor of the Secured Parties.

“Share Distribution” means any dividend, distribution or payment, direct or indirect or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding, payable solely in shares or equivalents of the same class of Equity Interests of the Person paying such dividend, distribution or payment.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by NYFRB on the Federal Reserve Bank of New York’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person by an amount greater than the amount permitted by the Constituent Documents of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Account” means that certain German domiciled deposit account at State Street Bank and Trust Company with account number HAGKEUR01.

“Specified Account Condition” is defined in Section 5.02(d).

“Specified Hedging Contract” means any Hedging Contract with respect to which each of the following conditions are satisfied:

(a) such Hedging Contract is entered into between Borrower or a Hedging Subsidiary on the one hand, and any Specified Hedging Contract Counterparty, on the other;

(b) such Hedging Contract is permitted under Section 8.09 of this Agreement; and

(c) immediately after entering into such Hedging Contract or any amendment or modification thereto, (i) with respect to Hedging Contracts for interest rate hedging, the U.S. Dollar Equivalent of the aggregate notional amount of all such Hedging Contracts is equal to or less than the lesser of (1) the Total Outstandings and (2) the product of 75% and the Net Asset Value of Borrower and (ii) with respect to any other Hedging Contracts, the aggregate notional amount of all Hedging Contracts of an asset class (e.g., equity or FX Hedging Contracts) is equal to or less than the nominal value of the Portfolio Investments or publicly traded Equity Interests being hedged.

“Specified Hedging Contract Counterparty” means any Person that is the Administrative Agent or a Lender or any Affiliate of the foregoing at the time it enters into a Specified Hedging Contract.

“Sponsor” means a sponsor, general partner, investment manager or other Person performing a similar role with respect to a Private Equity Investment.

“Subordinated Claims” is defined in Section 5.04.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the total voting power of the Equity Interests entitled to vote in the election of the board of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such first Person.

“Subsidiary Guarantor” means any direct or indirect wholly-owned Subsidiary of Borrower that owns or holds any Eligible Investments.

“Supported QFC” is defined in Section 11.24.

“Taxes” means any present or future taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties and additions to tax, in each case, imposed by any federal, state, local or foreign taxing authority.

“Term SOFR Determination Day” has the meaning assigned to it in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Benchmark Rate Loan denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Rate Loan” means each Loan that bears interest by reference to the Adjusted Term SOFR Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Benchmark Rate Loans denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR Rate selected by the Administrative Agent in its reasonable discretion).

“Total Outstandings” means the U.S. Dollar Equivalent of the aggregate Outstanding Amount of all Loans.

“Trade Date” is defined in Section 11.05(f).

“Type of Loan” means any type of Loan (i.e., a Base Rate Loan or Benchmark Rate Loan).

“UCC” is defined in Section 1.02(c).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.00%, the Unadjusted Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Unfunded Capital Commitments” means, with respect to any Investor in a Private Equity Fund, at any time, the unfunded or remaining Capital Commitment of such Investor that may be called in accordance with the terms of the relevant Private Equity Investment Agreement, as reported by the general partner or manager of the relevant Private Equity Fund.

“Unused Commitment Fee” is defined in Section 2.03(e).

“U.S. Dollar Equivalent” means, at any time, (a) if such amount is expressed in U.S. Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“U.S. Dollars” and “$” means lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” is defined in Section 11.24.

“U.S. Tax Compliance Certificate” is defined in Section 2.09(e)(ii)(C)(3).

“Valuation Policy” means the valuation policy regarding the Portfolio Investments provided by the Borrower and approved by the Administrative Agent as of the Closing Date, as amended from time to time in accordance with this Agreement.

“Valuation Policy Valuation” is defined in Section 7.10.

“Withholding Agent” means Borrower, each Parent and the Administrative Agent.

“Write-Down” is defined in Section 7.10.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Write-Down Valuation” is defined in Section 7.10.

Section 1.02. Related Matters.

(a) Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole and “include”, “includes” and “including” shall be construed without limitation and shall not be construed as being by way of example or emphasis only. The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, subsection, exhibit, schedule and preamble references in this Agreement are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

(b) Determination. Any determination or calculation contemplated by this Agreement that is made by the Administrative Agent or any Lender (including the Lead Lender) in accordance with the terms of this Agreement shall be final and conclusive and binding upon each Loan Party in the absence of manifest error. References in this Agreement to any “determination” by the Administrative Agent or any Lender (including the Lead Lender) include good faith estimates by the Administrative Agent or such Lender (in the case of quantitative determinations), and good faith beliefs by the Administrative Agent or such Lender (in the case of qualitative determinations). All references herein to “discretion” of the Administrative Agent or any Lender (including the Lead Lender) (or terms of similar import) shall mean “absolute and sole discretion”, except as otherwise expressly provided in this Agreement. All consents and other actions of the Administrative Agent or any Lender (including the Lead Lender) contemplated by this Agreement may be given, taken, withheld or not taken in the Administrative Agent or such Lender’s discretion (whether or not so expressed), except as otherwise expressly provided herein.

(c) Other Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), (i) all non-capitalized terms defined in Article 8 or 9 of the Uniform Commercial Code, as in effect in the State of New York from time to time (the “UCC”), are used herein as so defined and (ii) all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with the audited financial statements referred to in Section 4.03 (except, for purposes of Section 7.01 only, to the extent such basis changes as a result of changes in GAAP after the date hereof which changed GAAP is permitted to be used in the financial statements required to be delivered pursuant to Section 7.01 pursuant to the proviso in the definition of “GAAP”).

(d) Exchange Rates; Currency Equivalents.

(i) [Reserved].

(ii) [Reserved].

(iii) The interest rate on a Loan denominated in U.S. Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.08 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(e) Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.01. Loans.

(a) Revolving Loans. Subject to the terms and conditions herein set forth, each Lender severally agrees to make Benchmark Rate Loans denominated in U.S. Dollars to Borrower in separate advances from time to time during the Availability Period in a principal amount not exceeding its Commitment, in each case on the applicable Funding Date as specified by Borrower in the applicable Loan Notice; provided, however, that (x) after making such Loan, the Total Outstandings would not exceed the Available Loan Amount as of such Funding Date, and (y) such Lender’s Applicable Percentage of such Loan shall not exceed its Commitment. Within the limits of each Lender’s Commitment and subject to the other terms and conditions set forth herein, during the Availability Period, Borrower may borrow Loans under this Section 2.01(a), repay Loans under Section 2.05 and borrow additional Loans under and pursuant to this Section 2.01(a). Notwithstanding anything herein to the contrary, the Loans shall be available only in U.S. Dollars.

(b) Loan Notice. Borrower may request the Loans by delivery of an irrevocable written loan notice (the “Loan Notice”) signed by a Responsible Officer of Borrower in the form of Exhibit G and containing: (i) the requested date of the Borrowing (which shall be a Business Day during the Availability Period); (ii) the principal amount and the Type of Loan to be borrowed in U.S. Dollars; (iii) instructions to direct the proceeds of such Borrowing to a Collateral Accounts; and (iv) a pro forma calculation of the Borrowing Base as of the applicable Funding Date, the Available Loan Amount and the Loan to Value Ratio as of the requested date of Borrowing, after giving effect to the requested Borrowing. Each such Loan Notice must be received by the Administrative Agent not later than (x) in the case of a request for a Borrowing consisting of Base Rate Loans, 7:00 p.m., New York City time, one (1) Business Day prior to the requested date of Borrowing, and (y) in the case of a request for a Borrowing consisting of Benchmark Rate Loans, 11:00 a.m., New York City time, three (3) Business Days prior to the requested date of Borrowing. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type of Loan made by the Lenders ratably in accordance with their respective Commitments.

(c) Funding. On each Funding Date, not later than by 12:00 noon, New York City time, or such later time as may be agreed to by Borrower and the Administrative Agent, and subject to and upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Administrative Agent acting reasonably, each Lender will make available to the Administrative Agent its ratable portion of the funds requested pursuant to clauses (a) and (b) above on the applicable borrowing date in Same Day Funds. Upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly deposit such proceeds in Same Day Funds in Borrower’s account specified in the Loan Notice. The failure of any Lender to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder. The Administrative Agent is authorized by each other Lender hereto to provide the full amount of the requested Loan on the applicable Funding Date and may elect to do so in its sole discretion. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent pursuant to this paragraph (c), then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such Applicable Percentage on demand of the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amount, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount (less any interest paid by such Lender to the Administrative Agent, if any, in accordance with this paragraph (c)) shall constitute such Lender’s Loan included in such Borrowing.

(d) Facilities. Each Borrowing shall be comprised entirely of Base Rate Loans or Term SOFR Rate Loans as Borrower may request in accordance herewith. Solely in the event that any Benchmark Rate Loan is unavailable pursuant to Section 2.08, such Benchmark Rate Loan may be converted into or continued as Base Rate Loans, as determined by Borrower and notified to the Administrative Agent in accordance with Section 2.08.

(e) Tranches. Notwithstanding anything to the contrary contained herein, Borrowing of more than one Type of Loan may be outstanding at the same time; provided that there shall be no more than six (6) Benchmark Rate Loan Interest Periods in the aggregate hereunder at any one time.

(f) Minimum Loan Amounts. Each Benchmark Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, unless such Benchmark Rate Loan is for the remaining unborrowed Commitment of all Lenders with respect to the applicable Type of Loan.

(g) Termination or Reduction of Commitments.

(i) So long as no Loan Notice is outstanding, Borrower may, upon written notice to the Administrative Agent, at any time terminate or from time to time permanently reduce any Commitments in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(ii)); provided that (A) any such notice shall be received by the Administrative Agent not later than three (3) Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (C) Borrower shall not terminate or reduce the Commitments if after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Available Loan Amount.

(ii) Unless otherwise terminated under Section 2.01(g)(i), the Commitments shall be automatically and permanently reduced to zero at the end of the Availability Period.

(iii) The Administrative Agent will promptly notify the Lenders of any voluntary termination or reduction of the Commitments under this Section 2.01(g). Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of the amount by which the Commitments are reduced. All fees in respect of the Commitments accrued until the effective date of any termination of such Commitments shall be paid on the effective date of such termination.

(h) Commitment Increase.

(i) Provided there exists no Default or Event of Default on the Commitment Increase Effective Date, and subject to (A) the consent of the Administrative Agent in its sole discretion, (B) compliance with the terms of this Section 2.01(h) and (C) such increase being provided by (x) one or more existing Lenders and/or (y) one more new lenders which, in the case of this clause (y), shall be with the consent of the Lead Lender, the Borrower may request increases to the Commitments. Such increases may be effected through one or more requested increases, each in a minimum amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, or such lesser amount as agreed by the Administrative Agent (each such increase shall be referred to herein as a “Commitment Increase”).

(ii) The Borrower (in consultation with the Administrative Agent) shall determine the proposed effective date of any Commitment Increase, which may be as early as five (5) Business Days after a Commitment Increase Request (or such earlier date as the Administrative Agent may agree in its sole discretion) (the “Commitment Increase Effective Date”), and the Administrative Agent shall notify the Lenders of the Commitment Increase Effective Date. In connection with any Commitment Increase pursuant to this Section 2.01(h), this Agreement and the other Loan Documents may be amended in writing (executed and delivered by the Loan Parties and the Administrative Agent, without the consent of any other Person) in order to effectuate the Commitment Increase (including any fees payable to Lenders in connection with such Commitment Increase) and to reflect any technical changes necessary or appropriate to give effect to such Commitment Increase in accordance with its terms as set forth herein pursuant to the documentation relating to such Commitment Increase.

(iii) The following are conditions precedent to each Commitment Increase:

(A) not later than the fifth (5th) Business Day (or such earlier date as the Administrative Agent may agree in its sole discretion) prior to the applicable Commitment Increase Effective Date, the Borrower shall have delivered to the Administrative Agent a Commitment Increase Request;

(B) if requested by any relevant Lender, the Borrowers shall execute replacement or new Notes payable to such Lender reflecting such Commitment Increase;

(C) (1) an existing Lender or Lenders shall have received credit approval to increase its Commitment to support any Commitment Increase, which shall be in its sole discretion, and/or (2) an additional Lender or Lenders (x) shall have satisfied the requirements of an Eligible Assignee, and (y) shall have delivered to the Administrative Agent the documentation set forth in Section 2.09(e), and, after giving effect thereto, the aggregate increased Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Commitment Increase; provided that the Lead Lender and its Affiliates shall have a preemptive right to provide any Commitment Increase and no other existing Lender or additional Lender shall provide any Commitment Increase unless the Lead Lender or any of its Affiliates shall have declined to provide such Commitment Increase; provided, further, that the Lead Lender or any Affiliate thereof shall be deemed to have declined to provide such Commitment Increase unless it notifies Borrower within five (5) Business Days of Borrower’s request for such Commitment Increase that it shall provide such Commitment Increase on terms and conditions to be agreed; and

(iv) All of the representations and warranties of the Loan Parties contained in Article 4 and in each other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects) on and as of the Commitment Increase Effective Date, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects) as of such earlier date.

(v) For the avoidance of doubt, Commitments comprising any Commitment Increase will be on the same terms as contained herein, except to the extent provided for in any amendment to this Agreement in accordance with clause (ii) above. Other than as provided in clause (iii) above, no Lender will be required to provide nor shall any Lender other than the Lead Lender and its Affiliates have any preemptive right to provide any portion of any Commitment Increase.

Section 2.02. Use of Proceeds.

(a) The proceeds of the Loans shall be used solely to (i) fund Capital Contributions in respect of Portfolio Investments, (ii) hold cash reserves for Unfunded Capital Commitments in respect of Portfolio Investments, (iii) fund repurchases, redemptions and withdrawals in accordance with the Loan Parties’ Constituent Documents and Applicable Law, (iv) pay interest and fees related to the Loans under this Agreement and (v) for such other purposes as permitted under the Loan Parties’ Constituent Documents.

(b) No part of the proceeds of the Loans shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations.

(c) Neither Lenders nor the Administrative Agent shall have any liability, obligation or responsibility whatsoever with respect to Borrower’s use of the proceeds of the Loans, and neither Lenders nor the Administrative Agent shall be obligated to determine whether or not Borrower’s use of the proceeds of the Loans are for purposes permitted under its Constituent Documents. Nothing, including, without limitation, any Borrowing, any conversion or continuation thereof, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or the Administrative Agent as to whether any investment by Borrower is permitted by the terms of its Constituent Documents.

Section 2.03. Interest; Fees.

(a) Interest.

(i) Interest Rate and Interest Period. Subject to the provisions of clause (ii) below:

(A) each Benchmark Rate Loan shall be of the Type of Loan specified in the applicable Loan Notice and bear interest for each Interest Period at a rate per annum equal to the applicable Benchmark plus the Applicable Margin;

(B) each Base Rate Loan shall bear interest from the applicable Borrowing date at a rate per annum equal to the Alternative Base Rate plus the Applicable Margin;

(C) [reserved]; and

(D) accrued interest on Loans shall be payable in arrears on each Interest Payment Date or when the Loans shall become due (whether at maturity, by reason of prepayment, acceleration or otherwise); provided that the Administrative Agent shall provide to Borrower notice of the amount of interest to be paid not less than five Business Days prior to each such Interest Payment Date.

(ii) Overdue Amounts.

(A) If any amount of principal of the Obligations is not paid when due, then (in lieu of the interest rate provided in Section 2.03(a)(i)) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(B) If any amount (other than principal of the Obligation) payable by Borrower under any Loan Document is not paid when due, whether at scheduled maturity, by acceleration or otherwise, then (in lieu of the interest rate provided in Section 2.03(a)(i)), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(b) Payment of Interest.

(i) Interest. Interest on a Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of this Section 2.03, notwithstanding whether Borrower received the benefit of such Borrowing as of such date. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other Same Day Funds by the Administrative Agent.

(ii) Interest Payment Dates. Accrued and unpaid interest (i) on the Obligations shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date and (ii) on any Obligation of any Loan Party hereunder in respect of which such Loan Party is in default shall be due and payable at any time and from time to time following such default, upon demand by the Administrative Agent. Interest hereunder shall be due and payable (x) in the currency of the applicable Loan and (y) in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Determination of Rate. Each change in the rate of interest for any Loan shall become effective, without prior notice to Borrower, automatically as of the opening of business of the Administrative Agent on the date of said change. The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Benchmark Rate Loans upon determination of such interest rate. The determination of the Benchmark by the Administrative Agent shall be conclusive in the absence of manifest error.

(d) Upfront Fee. Borrower shall pay to the Administrative Agent on the Closing Date, for the account of each Lender, as compensation for the funding of the Loans, the fees (including the upfront fee) due on the Closing Date as set forth in the Fee Letter.

(e) Unused Commitment Fee. Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Commitments a fee (the “Unused Commitment Fee”), which shall accrue at a rate of 1.20% per annum of the daily amount of the undrawn Commitments during the Availability Period. The Unused Commitment Fee shall be due and payable quarterly in arrears on each Interest Payment Date applicable to Benchmark Rate Loans, commencing with the first such Interest Payment Date to occur after the Closing Date, and, without duplication, on the last day of the Availability Period. The Unused Commitment Fee shall be calculated quarterly in arrears, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(f) [Reserved].

(g) [Reserved].

(h) Computations of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 (or 366 days, as the case may be), and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.04, bear interest for one day.

Section 2.04. Notes; Payment of Obligations.

(a) Notes. The Loans to be made by the Lenders to Borrower hereunder shall be evidenced by promissory notes of Borrower upon request of the applicable Lender. Each Note shall be: (a) payable to the Administrative Agent for the account of the Lenders or their registered assigns at the principal office of the Administrative Agent; (b) bear interest in accordance with Section 2.03; (c) be substantially in the form of Exhibit A attached hereto (with blanks appropriately completed in conformity herewith); and (d) be made by Borrower.

(b) Maturity. The principal amount of the Loans outstanding, together with any accrued interest thereon, and all accrued fees and other amounts due and payable hereunder, shall be due and payable on the Maturity Date.

(c) Payments Generally. Borrower shall make each payment under the Loan Documents to the Administrative Agent, for the account of the Lenders to which such payment is owed, and such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower. Except as otherwise expressly provided herein with respect to the fees payable pursuant to Section 2.03(d), any and all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s offices at 383 Madison Avenue, New York, New York (except that payments pursuant to Sections 2.07, 2.09, 2.10 and 11.01 shall be made directly to the Persons entitled thereto) in U.S. Dollars and in Same Day Funds not later than 2:00 pm (New York time) on the date specified herein.

(d) Location of Payments. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. Funds received after 2:00 pm shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender’s Lending Office. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(e) Clawback.

(i) Funding by Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Benchmark Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(d) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand (or in the case of Borrower, within fifteen (15) days) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at: (a) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and (b) in the case of a payment to be made by Borrower, the interest rate applicable to the related Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing as of the applicable Funding Date. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (e) shall be conclusive, absent manifest error.

Section 2.05. Prepayments.

(a) Optional Prepayments.

(i) Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty (except as set forth in clause (ii) of this Section 2.05(a)). Such notice shall specify the date and amount of such prepayment, and if applicable, the Type(s) of Loans to be prepaid (which prepayment date shall be a Business Day not less than three (3) Business Days after the date of such notice, and such notice may specify that the prepayment specified therein is conditioned upon the occurrence of one or more events). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Benchmark Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.10.

(ii) In connection with any refinancing (in one or more transactions) of all or any part of the Loans with the proceeds of refinancing Debt on or prior to the first anniversary of the Closing Date and corresponding voluntary termination or permanent reduction of the Commitments (other than in connection with any refinancing provided by an Affiliate of a Loan Party), Borrower shall pay, subject to the last sentence of this Section 2.05(a)(ii), to the Administrative Agent, for the ratable benefit of the Lenders, a facility reduction fee in an amount equal to: (x) the aggregate amount of such Commitments being terminated or permanently reduced multiplied by (y) 50% of the Applicable Margin then applicable to the Loans being refinanced. Such facility reduction fee shall be due and payable on the date of such voluntary termination or permanent reduction. Notwithstanding the foregoing, to the extent (x) any Lender (or its Affiliate) participates in such refinancing in proportion to, or in excess of, its Applicable Percentage as of the date of such refinancing or (y) any Lender was offered the option to participate in the issuance of such refinancing Debt in proportion to, or in excess of, its Applicable Percentage as of the date of such refinancing but declines to so participate, Borrower shall not be required to pay a facility reduction fee pursuant to this clause (ii) with respect to such Lender.

(b) Mandatory Prepayments.

(i) If, on any day (such day, a “Determination Date”), the Loan to Value Ratio on such date is greater than or equal to the applicable Maximum Loan to Value Ratio (including, as a result of the reduction in the Fair Market Value of an Eligible Investment, a Material Investment Event, a complete or partial sale or realization of an Eligible Investment, or failure to comply with the Concentration Limit), Borrower shall be required to either (i) prepay to the Administrative Agent, for the benefit of the Lenders, such aggregate principal amount of the Loans as shall be necessary so that, after giving effect to such prepayment, the Loan to Value Ratio on such date does not exceed the Initial LTV (the amount of such required prepayment being the “Required LTV Prepayment”) (x) within five (5) Business Days thereof, or (y) by no later than the last day of the calendar month in which such Determination Date occurred, if Borrower has provided evidence within five (5) Business Days of such Determination Date reasonably satisfactory to the Administrative Agent, that the Parents (1) have received subscription documents from prospective investors which the Parents expect to accept on or before the first business day of the immediately succeeding calendar month, which obligates such prospective investors to pay to the applicable Parent subscription amounts in an aggregate amount (together with other cash available in the Collateral Accounts) sufficient to make such Required LTV Prepayment, and (2) expect to receive such subscription proceeds from investors, absent an investor’s failure to fulfill its obligations under the subscription document, by no later than the last day of the current calendar month or (ii) within five (5) Business Days thereof, provide to the Administrative Agent a plan of action (a “Required LTV Plan”) to reduce the Loan to Value Ratio to not greater than the Initial LTV. Any such plan shall be subject to the approval of the Administrative Agent in its sole discretion, and, if approved, Borrower shall have ninety (90) days from the approval of a Required LTV Plan to comply with such Required LTV Plan and reduce the Loan to Value Ratio to the Initial LTV. If, on any day from and after the forty-fifth (45th) day that an approved Required LTV Plan is in effect there is (or has been) a cumulative increase in the Loan to Value Ratio (an “LTV Increase”) since the commencement of such Required LTV Plan (except if the Administrative Agent has reasonably determined that there has been an LTV Increase during such forty-five (45) day period that would have a Material Adverse Effect, in which case the Administrative Agent may invoke the provisions of this section at any time), or if the Administrative Agent has delivered written notice to Borrower stating that, in the reasonable judgment of the Administrative Agent, Borrower is not diligently pursuing the execution of such approved plan (a “Required LTV Plan Breach”), Borrower may, during the ten (10) day period following the receipt of notice thereof, consult with the Administrative Agent and provide additional evidence that Borrower is able to implement the Required LTV Plan within the applicable ninety (90) day period, or that the Required LTV Plan Breach has not occurred, as applicable, and the Administrative Agent shall act reasonably in considering such evidence in determining whether the Required LTV Plan can be so implemented or a Required LTV Plan Breach has occurred, as applicable. If the Administrative Agent determines in its reasonable judgment that, notwithstanding such additional evidence, the Required LTV Plan cannot be so implemented or that a Required LTV Plan Breach has occurred, as applicable, the Administrative Agent shall deliver to Borrower an explanation in reasonable detail of the basis for such determination in writing, and Borrower shall thereupon be required to make such additional prepayments as if it were a new mandatory prepayment (and, for the avoidance of doubt shall not be subject to any Required LTV Plan) to achieve the Initial LTV provided that Borrower may submit, solely with respect to an LTV Increase, a revised Required LTV Plan in accordance with clause (i) that is approved by the Administrative Agent in its reasonable discretion.

(ii) [Reserved].

(iii) If, on any Determination Date, the U.S. Dollar Equivalent of the Total Outstandings plus the aggregate Exposure under Specified Hedging Contracts calculated as of the most recent Revaluation Date exceeds the Available Loan Amount (in each case as of such Determination Date), then Borrower shall pay upon the earlier of (a) demand by the Administrative Agent or (b) a Responsible Officer of Borrower obtaining knowledge thereof, such excess plus any amounts required to be paid pursuant to Section 2.10 hereof to the Administrative Agent, for the benefit of the Secured Parties, in Same Day Funds, within two (2) Business days following such Administrative Agent’s demand or Borrower obtaining knowledge thereof, as applicable.

Section 2.06. [Reserved].

Section 2.07. Increased Costs Generally.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Benchmark Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any Loan the interest on which is determined by reference to the Benchmark (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s Lending Office or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for (i) any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) for any amounts if such Lender is applying this provision to Borrower in a manner that is inconsistent with such Lender’s application of “increased cost” or other similar provisions under other credit agreements with similarly situated borrowers.

Section 2.08. Mandatory Suspension and Conversion of Benchmark Rate Loans.

(a) Illegality. If any Lender determines, reasonably and in good faith, that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or such Lender’s Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Benchmark, or to determine or charge interest rates based upon any Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the applicable offshore interbank market, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Benchmark Rate Loans in the affected currency or currencies shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Each Lender agrees to designate a different Lending Office and take such other reasonable action if such designation or action will avoid the need for such notice, or could mitigate the impact or reduce amounts payable by Borrower, and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Benchmark Rate Loans of such Lender to Base Rate Loans on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Inability to Determine Rates. If prior to the commencement of any Interest Period for a Benchmark Rate Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Benchmark Rate Loan that adequate and reasonable means do not exist for ascertaining the Benchmark for the applicable currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Benchmark, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter, and the obligation of the Lenders to make or maintain such Benchmark Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Until (x) the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Borrower delivers a new Loan Notice in accordance with the terms of Section 2.01(b), any Loan Notice that requests an applicable Benchmark Rate Loan shall instead be deemed to be a Loan Notice for a Base Rate Loan in the case of Loans denominated in U.S. Dollars; provided that if the circumstances giving rise to such notice affect only one Type of Loan of Borrowing, then all other Type of Loans of Borrowings shall be permitted.

Furthermore, upon receipt of such notice, if any Benchmark Rate Loan in any agreed currency is outstanding on the date of Borrower’s receipt of the notice from the Administrative Agent referred to in this Section with respect to a relevant rate applicable to such Loan, then until (x) the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Borrower delivers a new Loan Notice in accordance with the terms of Section 2.01(b), any Benchmark Rate Loan shall on the last day of the Interest Period applicable to such Loan in such currency (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.

(c) Successor Benchmark.

(i) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.08, including any determination with respect to the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Loan or for a conversion to or continuation of Benchmark Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for Base Rate Loans or for a conversion of the applicable Loan to Base Rate Loans, without reference to the Benchmark, in the amount specified therein. Furthermore, if any Benchmark Rate Loan is outstanding on the date of Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark applicable to such Benchmark Rate Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.08, any Benchmark Rate Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), (A) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan or (B) be prepaid in full immediately.

Section 2.09. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding of Indemnified Taxes been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification.

(i) Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient with respect to, or required to be withheld or deducted from, a payment by a Withholding Agent to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability and the reasonable basis therefor shall be delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for: (A) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so); and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.05(e) relating to the maintenance of a Participant Register; and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.09(c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.09, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of the Recipients; Tax Documentation.

(i) If any Recipient is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Recipient shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Recipient is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), Section 2.09(e)(ii)(B), Section 2.09(e)(ii)(C) and Section 2.09(e)(ii)(E)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing;

(A) the Administrative Agent shall deliver to Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax;

(B) any Recipient that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement or other Loan Documents (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax; and

(C) any Recipient that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement or other Loan Documents (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(D) any Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a party to this Agreement or other Loan Documents (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.09 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower pursuant to this Section 2.09, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by Borrower under Section 2.09 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of such Recipient, agrees to repay the amount paid over to Borrower (plus interest imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(f) shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 2.10. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent), from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of (x) any continuation or conversion or any payment or prepayment (whether optional or mandatory), of any Benchmark Rate Loan on a day other than the last day of the Interest Period for such Loan, whether automatic, by reason of acceleration, or otherwise, or (y) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower, in each case excluding any loss of anticipated profits but including any foreign exchange losses and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

Section 2.11. Obligations of Lenders Several. The obligations of the Lenders hereunder to advance Loans hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.01(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.01(c).

Section 2.12. Applicable Lending Office. Each Lender may make, carry or, subject to Section 11.05, transfer Loans at, to, or for the account of one of its Affiliates, provided that such Lender shall not be entitled to receive any greater amount under Sections 2.07 or 2.09 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 2.13. Mitigation; Designation of a Different Lending Office. If any Recipient requests compensation under Section 2.07(a) or (b), or requires Borrower to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 2.09, or if any Recipient gives a notice pursuant to Section 2.08(a), then, at the request of Borrower, such Recipient shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designating a different Lending Office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 2.07(a) or (b), or Section 2.09, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.08(a), as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentage hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article 3

CONDITIONS TO LOANS

Section 3.01. Closing Conditions. The occurrence of the Closing Date shall be subject to satisfaction of the following conditions:

(a) Certain Documents. The Administrative Agent shall have received the documents listed in Schedule 3.01, executed by the parties thereto all of which shall be in form and substance satisfactory to the Administrative Agent.

(b) Delivery of Account Control Agreements. Each Loan Party shall have delivered to the Administrative Agent a duly executed Account Control Agreement with respect to each Collateral Account of such Loan Party set forth on Schedule 5.02.

(c) PATRIOT Act, etc. The Lenders shall have received, sufficiently in advance of the Closing Date, (i) all information the Lenders may reasonably deem necessary or appropriate to comply with applicable know-your-customer requirements, anti-money laundering and anti-terrorist laws and regulations and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party.

(d) Absence of Litigation Events. There has not been issued any material injunction, order or decree that prohibits or limits any of the transactions contemplated by the Loan Documents and there shall not be any material action, suit, proceeding or investigation pending or, to the best knowledge of each Loan Party, General Partner and Investment Advisor, currently threatened against any Loan Party or the General Partner that (i) draws into question the validity, legality or enforceability of any Loan Document or the ability of any such Person to consummate the transactions contemplated thereby or (ii) might result, either individually or in the aggregate, in any Material Adverse Change.

(e) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the financial statements referred to in Section 4.03.

(f) ERISA Status. Either (i) the Investment Advisor QPAM Agreement covering all applicable Loan Parties shall have been duly executed and delivered by the parties thereto; or (ii) with respect to each Loan Party, (A) a favorable written opinion of counsel to such Person, addressed to the Lenders, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Person as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Lenders), or (B) a certificate, addressed to the Lenders, signed by a Responsible Officer of such Person that the underlying assets of such Person do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Person is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA or because interests in such Person constitute “publicly-offered securities” within the meaning of the Plan Asset Regulation.

(g) Certificate of Responsible Officer of Borrower. The Administrative Agent shall have received a certificate of a Responsible Officer of Borrower, certifying the matters set forth in clauses (d), (e), (i) and (j) of this Section 3.01, and certifying the copy constitutional documentation provided and fund approvals, certificate of good standing and specimen signatures for the Loan Parties and the General Partner.

(h) Opinion of Counsel. The Administrative Agent shall have received a favorable opinion of counsel to the Loan Parties, covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, and in form and substance reasonably acceptable to the Administrative Agent.

(i) Representations and Warranties. All of the representations and warranties of the Loan Parties contained in Article 4 and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date.

(j) No Default. No Default or Event of Default shall exist at such time.

(k) [Reserved].

(l) Payment of Fees. Borrower shall have paid to the Lenders all fees then due and payable (including any fees payable under the Fee Letter or other Loan Documents), and to the extent invoiced, reimbursed or paid all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including reasonable fees and disbursements invoiced through the Funding Date of the Lender’s counsel, Davis Polk & Wardwell LLP.

(m) General. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded in form and substance reasonably satisfactory to the Lead Lender, and the Administrative Agent shall have received all such counterpart originals or certified copies thereof as the Lead Lender may reasonably request.

Section 3.02. Funding Conditions. The making of Loans on each Funding Date shall be subject to satisfaction of the following conditions precedent:

(a) Payment of Fees. Borrower shall have paid (or substantially simultaneously with the funding of the applicable Borrowing shall pay by way of deduction from such Borrowing on such Funding Date) to the Lenders all fees then due and payable (including any fees payable under the Fee Letter or other Loan Documents), and to the extent invoiced, reimbursed or paid all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including reasonable fees and disbursements of the Lender’s counsel, Davis Polk & Wardwell LLP.

(b) Representations and Warranties. All of the representations and warranties of the Loan Parties contained in Article 4 and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of such Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date.

(c) No Default. No Default or Event of Default shall exist or result from the making of such Loans.

(d) Loan Notice. The Administrative Agent shall have received a Loan Notice.

(e) Loan Amount. After giving effect to the making of such Loans, (x) the Total Outstandings would not exceed the Available Loan Amount as of such date, (y) the principal amount of Loan to be made by any Lender would not exceed its Commitment and (z) the Loan to Value Ratio as of such Funding Date shall not exceed the Initial LTV.

Each Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in clauses (b), (c), and (e) of this Section 3.02 have been satisfied on and as of the applicable Funding Date.

Article 4

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Administrative Agent and Lenders as follows:

Section 4.01. Organization, Powers and Good Standing. Such Loan Party and the General Partner is a limited liability company, limited partnership, exempted limited partnership or a statutory trust, as applicable, duly formed, incorporated, registered or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, registration or formation, which jurisdiction is as set forth on Schedule 4.01 hereto and in each other jurisdiction where it is doing business, except any jurisdictions where any failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Such Loan Party and the General Partner has all requisite organizational power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted and as proposed to be conducted, in each case with such exceptions as would not have a Material Adverse Effect, and such Loan Party has all requisite organizational power and authority and the legal right to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Such Loan Party possesses all Governmental Approvals, in full force and effect, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted and proposed to be conducted, and is not in violation thereof, in each case with such exceptions as would not have a Material Adverse Effect. The sole general partner of the Borrower is the General Partner.

Section 4.02. Authorization, Binding Effect, No Conflict, Etc.

(a) Authorization, Binding Effect, Etc. The execution, delivery and performance by such Loan Party of each Loan Document to which it is or will be a party have been duly authorized by all necessary corporate or other action on the part of such Loan Party. Each Loan Document has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, a legal, valid and enforceable first priority Lien (subject only to Liens permitted pursuant to Section 8.01) on all rights, title and interest of the Loan Parties in the Collateral as and to the extent provided therein. Except for filings and actions completed on or prior to the Closing Date or as otherwise contemplated hereby and in the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

(b) No Conflict. The execution, delivery and performance by such Loan Party of each Loan Document to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of its Constituent Documents, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Contractual Obligation of such Loan Party, or violate any Applicable Law binding on such Loan Party, or (iii) result in the creation or imposition of any Lien upon any asset of such Loan Party, or any income or profits therefrom, except for Liens permitted pursuant to Section 8.01, in each case under clause (b), where such violation, conflict, breach, default would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Governmental Approvals; Other Consents. Except for filings and recordings in connection with the perfection of Liens created by the Collateral Documents or that have otherwise been made and are in full force and effect, no Governmental Approval or approval, consent, exemption, authorization or other action by, or notice to or filing with any other Person is necessary or required in connection with the execution, delivery and performance by such Loan Party of any Loan Document to which it is party or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof, except where the failure to obtain such Governmental Approval, or to obtain such approval, consent, exemption, authorization or other action by or from, or give notice to or make a filing with, such other Person, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.03. Financial Information. The financial statements of such Loan Party delivered pursuant to Section 7.01(a) and Section 7.01(b), or delivered to the Administrative Agent prior to the Closing Date, were prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial position of such Loan Party. The pro-forma balance sheet of such Loan Party as at the Closing Date, copies of which shall have been delivered to the Administrative Agent on or prior to the Closing Date, accurately reflect the aggregate Fair Market Value of all Portfolio Investments of such Loan Party as at such date (based on the most recent Fair Market Value information available to such Loan Party five (5) Business Days before such date), prepared on a basis consistent with the financial statements referred to in the preceding sentence. No Loan Party has any material Contingent Obligations, liabilities for Taxes or long-term leases, forward or long-term commitments or unrealized losses from any unfavorable commitments that are not reflected in the foregoing financial statements or in the notes thereto.

Section 4.04. No Material Adverse Change. Since the date of the most recent financial statements delivered pursuant to Section 7.01(a) and Section 7.01(b) (or prior to the delivery of any such financial statements, the Closing Date), there has been no Material Adverse Change.

Section 4.05. Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of each Loan Party and the General Partner, threatened against or affecting such Loan Party or the General Partner or any of their properties, or the Collateral before any Governmental Authority, as of the Closing Date, (a) in which there is a reasonable possibility of an adverse determination that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) that in any manner draw into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.

Section 4.06. Agreements; Applicable Law. Such Loan Party and the General Partner is not in violation of any Applicable Law, or in default under its Constituent Documents or any of its Contractual Obligations, except where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.07. Taxes. All U.S. federal income tax returns and all other material U.S. state or local, or non-U.S., tax returns and reports required to be filed by such Loan Party have been filed and all material Taxes required to be paid in any jurisdiction by such Loan Party have been paid, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP. To the best knowledge of such Loan Party, there has not been asserted or proposed to be asserted any Tax deficiency against such Loan Party (except deficiencies that, individually or in the aggregate, would not reasonably be expected to be material).

Section 4.08. Governmental Regulation; Investment Company Act. Such Loan Party is not (i) registered, or required to be registered, as an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to regulation under any federal, state or other statute or regulation limiting its ability to incur Debt for money borrowed including, for the avoidance of doubt, the Securities Exchange Act of 1934 (other than the Margin Regulations).

Section 4.09. Margin Regulations. Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The value of all Margin Stock held by such Loan Party constitutes less than twenty five percent (25%) of the value, as determined in accordance with the Margin Regulations, of all assets of such Loan Party.

Section 4.10. Disclosure. The information in each document, certificate or written statement furnished to the Administrative Agent or any Lender by or on behalf of such Loan Party with respect to the business, assets, results of operation or financial condition of such Loan Party for use in connection with the transactions contemplated by this Agreement at the time of delivery thereof, was, taken as a whole, true and correct in all material respects and did not omit any material fact necessary in order to make the statements made not materially misleading, in light of the circumstances under which they were made. There is no fact known to such Loan Party (other than matters of a general economic nature) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates or statements.

Section 4.11. No Debt or Liens. Such Loan Party has no Debt except Permitted Debt, and none of the assets of such Loan Party included in the Collateral is subject to any Lien except Permitted Liens.

Section 4.12. Subsidiaries. One hundred percent (100%) of the outstanding Equity Interests of Borrower have been validly issued, are fully paid and (except for the general partnership interest of the Borrower held by the General Partner) are owned by the Parents. Such Loan Party does not have any Subsidiaries, intermediate holding companies or any Equity Interests in any other Person, except for (a) with respect to the Parents, the Borrower, (b) with respect to the Borrower, the Subsidiary Guarantors and any Hedging Subsidiary, and (c) as set forth on Schedule 4.13 (with respect to Portfolio Investments).

Section 4.13. Portfolio.

(a) As of the Closing Date, the Eligible Investments are set forth on Schedule 4.13. The amount and type of each Portfolio Investment, the Capital Commitments, Unfunded Capital Commitments and the Fair Market Value for each Portfolio Investment and any Debt (including a calculation of the “loan to value ratio” of such Debt) is set forth in Schedule 4.13 (in each case as of the date specified in Schedule 4.13). Each Portfolio Investment owned by Borrower or any Subsidiary Guarantor is evidenced by appropriate Portfolio Documents evidencing Borrower or such Subsidiary Guarantor as the owner thereof. Schedule 4.13 sets forth for each Portfolio Investment the record owner thereof and whether any of the foregoing is held in a securities account.

(b) No Portfolio Document contains (i) provisions prohibiting the pledges of the Equity Interests in Borrower that are included in the Collateral or (ii) any “change of control” or similar provisions which would be triggered upon the exercise by the Administrative Agent of its rights to foreclose on the Collateral and would prevent the realization by the Administrative Agent of the pledges of such Collateral.

Section 4.14. Solvency. Such Loan Party and the General Partner is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 4.15. ERISA.

(a) Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, neither such Loan Party nor any ERISA Affiliate of such Loan Party has any liability or reasonable expectation of liability with respect to any Pension Plan or Multiemployer Plan.

(b) With respect to each Loan Party, either (i) such Person is either an Operating Company or the underlying assets of such Person do not otherwise constitute Plan Assets or (ii) (A) the Investment Advisor qualifies as a QPAM and in such capacity has made the decision on behalf of such Person to enter into this Agreement and/or the other Loan Documents to which such Person is a party, as applicable, and the transactions contemplated thereby and (B) all of the conditions of Section I of the QPAM Exemption are satisfied with respect to such Person’s execution, delivery and performance of this Agreement and/or the other Loan Documents to which such Person is a party and the consummation of the transactions contemplated hereby and thereby, as applicable.

(c) Assuming that the funding by the Lenders of the requested Loans will not be funded with any Plan Assets (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code subjecting any Lender to any tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.16. Economic Sanctions, Anti-Corruption and Anti-Money Laundering. Neither such Loan Party, nor the General Partner, nor any Subsidiary or Affiliate of such Loan Party or the General Partner, any director, officer, nor to the knowledge of such Loan Party or the General Partner, any agent or employee of the foregoing, is, or is owned or controlled by Persons that are, currently the subject of any Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or located, organized or resident in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, will be used, directly or indirectly by, or lent, contributed, provided or otherwise made available to, any Person to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or resident in any Designated Jurisdiction or who is the subject of any Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or in any other manner that will result in any violation by any party to this Agreement (including any Lender) of Sanctions or anti-corruption laws. Such Loan Party and the General Partner is in compliance in all material respects with all applicable Sanctions, the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or Anti-Corruption Laws, rules, regulations and orders and the PATRIOT Act and any other applicable terrorism and Anti-Money Laundering Laws, rules, regulations and orders.

Section 4.17. Insider. Such Loan Party is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

Section 4.18. Environmental Matters. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect: (a) such Loan Party has not received any written notice or other communication alleging, and is not subject to and knows of no basis for, any Environmental Liability, (b) such Loan Party is and has been in compliance with the requirements of all Environmental Laws and any permit issued under any Environmental Law, and (c) there has been no Release or threatened Release on, under, to, through or from any currently or formerly owned, leased or operated properties of such Loan Party.

Article 5

COLLATERAL MATTERS

Section 5.01. Collateral. To secure performance by the Loan Parties of the payment and performance of the Obligations, each Loan Party shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority security interest and lien in and to the following (together with all other “collateral” granted to the Administrative Agent pursuant to the terms of any Collateral Document being, collectively, the “Collateral”) subject only to Permitted Liens:

(a) the securities accounts or deposit accounts of such Loan Party, including those set forth on Schedule 5.02 hereto, into which Distributions from or Proceeds of Portfolio Investments are received (collectively, the “Collateral Accounts”), subject to the terms of the Security Agreement and the Account Control Agreements;

(b) all of such Loan Party’s rights, titles, interests, remedies, and privileges relating to the Collateral described in clause (a) above; and

(c) all of each Parent’s rights, titles, interests, remedies and privileges relating to Borrower, including its Equity Interests therein.

Section 5.02. Accounts; Use of Accounts.

(a) Each Loan Party shall hold (subject to the terms and provisions of the Collateral Documents) all Portfolio Investments (to the extent held in an account) in the applicable Collateral Accounts, and each Loan Party shall require (subject to the terms and provisions of the Collateral Documents) the Proceeds of or Distributions from Portfolio Investments or other Collateral to be promptly paid into or deposited into the applicable Collateral Accounts. Should any Loan Party receive any such cash Proceeds or Distributions directly or otherwise not deposited into its Collateral Account, such Loan Party shall promptly deposit such sums or cause such sums to be deposited into its Collateral Account according to the terms set forth in this Section 5.02; provided, that, at any time prior to the satisfaction of the Specified Account Condition, the aggregate amount standing to the credit of any account other than a Collateral Account shall not exceed $3,000,000 at any time; provided, further, that if the aggregate amount outstanding exceeds $3,000,000 at any time during such period, the Loan Parties shall promptly reduce the aggregate amount outstanding to an amount not to exceed $3,000,000.

(b) Except as provided herein, any Loan Party may withdraw funds from its Collateral Accounts (or in the case of a securities account, other assets contained therein) at any time or from time to time, unless as at the time of such withdrawal or disbursement and after giving effect thereto: (i) it would cause a mandatory prepayment pursuant to Section 2.05 (unless such mandatory prepayment is satisfied or provided for in accordance with Section 2.10 prior to or contemporaneous with such withdrawal or disbursement); or (ii) an Event of Default or Default has occurred and is continuing (unless, in each case, amounts withdrawn are to be paid in satisfaction of the Obligations hereunder that, in each case, are then due and payable so long as any such payments are made on a ratable basis with respect to any such Obligations). Any withdrawal from a Collateral Account by any Loan Party (excluding any withdrawal resulting in a transfer of funds to another Collateral Account) shall be deemed a representation and warranty by such Loan Party that the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied. Upon the exercise of a notice of control after an Event of Default has occurred and is continuing, pursuant to the terms of the applicable Account Control Agreement, each applicable Loan Party hereby irrevocably authorizes and directs the Lenders, acting through the Administrative Agent, to charge from time to time the Collateral Accounts for Obligations not paid hereunder or under the Notes. The Administrative Agent shall give Borrower prompt notice of any action taken pursuant to this Section 5.02(b), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of any Loan Party with respect to such action.

(c) No Loan Party shall open any Collateral Account without prior notification to the Administrative Agent and promptly providing appropriate Collateral Documents to the Administrative Agent relating thereto which shall in any event occur on or before such Account has been opened, as are reasonably acceptable to the Administrative Agent. In connection with any replacement of a Collateral Account, the Administrative Agent is hereby authorized to release the Liens on such replaced account upon the execution of Collateral Documents relating to such replacement account.

(d) Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower shall either (x) enter into local law security documents and a customary account control agreement (or the foreign equivalent, if applicable) pursuant to which the Administrative Agent is granted a first priority Lien in respect of such Specified Account, in each case, in form and substance reasonably satisfactory to the Administrative Agent, or (y) close such Specified Account and establish a new collection account with the Administrative Agent (or its Affiliate) or another account bank reasonably acceptable to the Administrative Agent, into which the Proceeds and Distributions of the applicable Portfolio Investments are deposited and in respect of which the Administrative Agent is granted a first priority Lien pursuant to security documents in form and substance reasonably satisfactory to the Administrative Agent (the “Specified Account Condition”). In the case of the preceding clauses (x) and (y), the Borrower shall also be required to satisfy certain other customary conditions, including, without limitation, customary searches confirming no competing Liens, security interest filings (if applicable), satisfaction of any know-your-customer requirements and a legal opinion of counsel.

Section 5.03. Further Assurances. Borrower shall, and shall cause each other Loan Party to, promptly upon reasonable request of the Administrative Agent, or any Lender through the Administrative Agent: (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.04. Subordination of Claims. As used herein, the term “Subordinated Claims” means all debts and liabilities owing to Borrower from another Loan Party, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Loan Party thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Person (including by setoff pursuant to the terms of any applicable agreement). At any time that a mandatory prepayment pursuant to Section 2.05 is due and payable or during the existence and continuation of a Default or Event of Default, Borrower shall not receive or collect, directly or indirectly any amount upon the Subordinated Claims.

Any liens, security interests, judgment liens, charges, or other encumbrances upon any Loan Party’s assets securing payment of Subordinated Claims, shall be and remain subordinate in right of payment and of security to any liens, security interests, judgment liens, charges, or other encumbrances upon such Loan Party’s assets securing such Loan Party’s obligations and liabilities to the Lenders pursuant to any of the Collateral Documents executed by such Loan Party, regardless of whether such encumbrances in favor of any Loan Party or the Lenders presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, Borrower shall not: (a) exercise or enforce any creditor’s or partnership right it may have against a Loan Party; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Loan Party held by Borrower; or (c) exercise any rights or remedies against a Loan Party under the Constituent Documents of Borrower, provided that any action taken by the Administrative Agent or the Lenders in any Loan Party’s name, or any action taken by any Loan Party that is required under any Loan Document or to comply with any Loan Document, shall not be a violation of this Section 5.04.

Article 6

GUARANTY

Section 6.01. Guaranty of Obligations.

(a) Guaranty of Payment. Subject to the limitation set forth below, each Loan Guarantor hereby absolutely, irrevocably, unconditionally and jointly and severally guarantees to the Administrative Agent (for the ratable benefit of the Secured Parties) the prompt payment of the Obligations in full when due (whether at stated maturity, by acceleration or otherwise) and the timely performance of all other obligations under this Agreement and the other Loan Documents, in each case other than its own Obligations or other such obligations under this Agreement and the other Loan Documents. The guaranty in this Section 6.01 (this “Loan Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Loan Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then (a) the obligations of such Loan Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws) and (b) the liability incurred by any Guarantor under this Guaranty shall not exceed the amount that can be incurred by such Guarantor under Applicable Law.

(b) Obligations Unconditional. The obligations of each Loan Guarantor hereunder are absolute, unconditional and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, each of which are hereby waived. Each Loan Guarantor agrees that this Loan Guaranty may be enforced by the Administrative Agent without the necessity at any time of it or any of their Affiliates resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Borrower or any other party under the other Loan Documents or any collateral, if any, hereafter securing the Obligations or otherwise and each Loan Guarantor hereby waives to the fullest extent permitted by Applicable Law the right to require the Administrative Agent or the Lenders to make demand on or proceed against any other Person (including any co-guarantor) or to require the Administrative Agent or the Lenders to pursue any other remedy or enforce any other right. Each Loan Guarantor further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, the Notes, any other of the Loan Documents, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Loan Guarantor’s obligations hereunder except to the extent of Obligations paid in cash pursuant thereto. Neither any Loan Guarantor’s obligations under this Loan Guaranty nor any remedy for the enforcement thereof shall to the fullest extent permitted by Applicable Law be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Loan Party (other than payment in full of the Obligations in cash) or by reason of the bankruptcy or insolvency of any Loan Party. Each Loan Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender on this Loan Guaranty or acceptance of this Loan Guaranty. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Loan Guaranty. All dealings between any Loan Party, on the one hand, and the Administrative Agent or the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Loan Guaranty. Each Loan Guarantor hereby subordinates to the Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Loan Guarantor by any other Loan Party; provided, however, that Borrower may make Distributions consistent with the terms of Section 8.03.

(c) Modifications. Each Loan Guarantor agrees that to the fullest extent permitted by Applicable Law: (i) all or any part of the Collateral now or hereafter held or received for the Obligations may be exchanged, compromised or surrendered from time to time; (ii) the Administrative Agent shall have no obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (iii) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Loan Party and any other party liable for payment under the Loan Documents may be granted indulgences generally; (v) any of the provisions of the Notes or any of the other Loan Documents, including, without limitation, this Agreement (except for this Section 6.01) may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (vii) any deposit balance for the credit of any Loan Party or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by any Loan Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d) Waiver of Rights. Each Loan Guarantor expressly waives to the fullest extent permitted by applicable law: (i) notice of acceptance of this Loan Guaranty by the Administrative Agent and Lenders and of all extensions of credit to any Loan Party by the Lenders; (ii) presentment and demand for payment or performance of any of the Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (iv) notice of any Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance hereafter securing the Obligations, or any Lender subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (v) all other notices to which such Loan Guarantor might otherwise be entitled.

(e) Reinstatement. Notwithstanding anything contained in this Agreement or the other Loan Documents, the obligations of each Loan Guarantor under this Section 6.01 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(f) Subrogation. Each Loan Guarantor agrees that, until the indefeasible payment of the Obligations in full in cash (other than any part of the Obligations that represents contractual indemnities which are contingent in nature), it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset, indemnitee or other claims against any Loan Party or any other guarantor of the Obligations, arising by contract or operation of law in connection with any payment made or required to be made by such Loan Guarantor under this Agreement or the other Loan Documents. After the indefeasible payment in full in cash of the Obligations (other than any part of the Obligations that represents contingent contractual indemnities), each Loan Guarantor shall be entitled to exercise against any other Loan Party all such rights of reimbursement, subrogation, contribution, indemnification and offset, and all such other claims, to the fullest extent permitted by law.

Section 6.02. Guaranty of Hedging Obligations.

(a) Guaranty of Payment. Subject to the limitation set forth below, the Borrower hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent (for the ratable benefit of the Specified Hedging Contract Counterparties) the prompt payment of the Hedging Obligations in full when due (whether at stated maturity, by acceleration or otherwise) and the timely performance of all other obligations under the Specified Hedging Contracts, in each case other than its own Hedging Obligations or other such obligations under Specified Hedging Contracts. The guaranty in this Section 6.02 (this “Hedging Obligations Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Hedging Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents or Specified Hedging Contracts, to the extent the obligations of Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws).

(b) Obligations Unconditional. The obligations of Borrower hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Specified Hedging Contracts or Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, each of which are hereby waived. Borrower agrees that this Hedging Obligations Guaranty may be enforced by the Specified Hedging Contract Counterparties without the necessity at any time of it or any of their Affiliates having recourse to any Hedging Subsidiary or any other party under the Specified Hedging Contracts and Borrower hereby waives to the fullest extent permitted by Applicable Law the right to require the Specified Hedging Contract Counterparties or any of their Affiliates to make demand on or proceed against any other Person (including any Hedging Subsidiary or a co-guarantor) or to require the Specified Hedging Contract Counterparties or any of their Affiliates to pursue any other remedy or enforce any other right. Borrower further agrees that nothing contained herein shall prevent the Specified Hedging Contract Counterparties or any of their Affiliates from suing on the Specified Hedging Contracts or any of the other Loan Documents or from exercising any other rights available to it or them, as applicable, under the Specified Hedging Contracts, this Agreement or any other of the Loan Documents and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Borrower’s obligations hereunder except to the extent of Hedging Obligations paid in cash pursuant thereto. Neither Borrower’s obligations under this Hedging Obligations Guaranty nor any remedy for the enforcement thereof shall to the fullest extent permitted by Applicable Law be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Hedging Subsidiary (other than payment in full of the Hedging Obligations in cash) or by reason of the bankruptcy or insolvency of any Hedging Subsidiary. Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Hedging Obligations and notice of or proof of reliance by any Specified Hedging Contract Counterparty on this Hedging Obligations Guaranty or acceptance of this Hedging Obligations Guaranty. The Hedging Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Hedging Obligations Guaranty. All dealings between Borrower or any Hedging Subsidiary, on the one hand, and the Specified Hedging Contract Counterparties or any of their Affiliates, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Hedging Obligations Guaranty.

(c) Modifications. Borrower agrees that to the fullest extent permitted by Applicable Law: (i) all or any part of the Collateral now or hereafter held or received for the Hedging Obligations may be exchanged, compromised or surrendered from time to time; (ii) the Administrative Agent shall have no obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Hedging Obligations; (iii) the time or place of payment of the Hedging Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Hedging Subsidiary and any other party liable for payment under the Specified Hedging Contracts may be granted indulgences generally; (v) any of the provisions of the Specified Hedging Contracts or any of the other Loan Documents, including, without limitation, this Agreement (except for this Section 6.02) may be modified, amended or waived; (vi) any party (including any Hedging Subsidiary or a co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (vii) any deposit balance for the credit of any Hedging Subsidiary or any other party liable for the payment of the Hedging Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Hedging Obligations, all without notice to or further assent by Borrower, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d) Waiver of Rights. Borrower expressly waives to the fullest extent permitted by applicable law: (i) notice of acceptance of this Hedging Obligations Guaranty by the Specified Hedging Contract Counterparties and of all extensions of credit to any Hedging Subsidiary by a Specified Hedging Contract Counterparty; (ii) presentment and demand for payment or performance of any of the Hedging Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Hedging Obligations or with respect to any security therefor; (iv) notice of any Specified Hedging Contract Counterparty (or any Affiliate thereof) obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance hereafter securing the Hedging Obligations, or the Specified Hedging Contract Counterparties (or any Affiliate thereof) subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (v) all other notices to which Borrower might otherwise be entitled.

(e) Reinstatement. Notwithstanding anything contained in this Agreement or the other Loan Documents, the obligations of Borrower under this Section 6.02 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Hedging Obligations is rescinded or must be otherwise restored by any holder of any of the Hedging Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(f) Subrogation. Borrower agrees that, until the indefeasible payment of the Hedging Obligations in full in cash (other than any part of the Hedging Obligations that represents contractual indemnities which are contingent in nature), it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset, indemnitee or other claims against any Hedging Subsidiary or any other guarantor of the Hedging Obligations, arising by contract or operation of law in connection with any payment made or required to be made by Borrower under this Agreement or the other Loan Documents. After the indefeasible payment in full in cash of the Hedging Obligations (other than any part of the Hedging Obligations that represents contingent contractual indemnities), Borrower shall be entitled to exercise against any Hedging Subsidiary all such rights of reimbursement, subrogation, contribution, indemnification and offset, and all such other claims, to the fullest extent permitted by law.

(g) Qualified ECP Guarantor. Borrower hereby represents and warrants at all times that it qualifies as an “eligible contract participant” under the Commodity Exchange Act (as amended from time to time and including any successor statute thereto).

Article 7

AFFIRMATIVE COVENANTS

So long as any Obligations remain unpaid or have not been performed in full:

Section 7.01. Financial Statements and Other Reports. Borrower shall promptly deliver, or cause to be delivered to the Administrative Agent (and the Administrative Agent shall deliver, or caused to be delivered to the Lenders promptly following receipt thereof):

(a) the earlier of (x) promptly following the date such financial statements are filed with the SEC, if applicable, and (y) within one hundred twenty (120) days after the end of each Fiscal Year of the Loan Parties commencing with the Fiscal Year ending March 31, 2026, audited consolidated financial statements of the Loan Parties including a consolidated balance sheet of the Loan Parties as of the end of such Fiscal Year and the related consolidated statements of operations for such Fiscal Year, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using GAAP, that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, each Loan Party’s financial condition and results of operations;

(b) the earlier of (x) promptly following the date such financial statements are filed with the SEC, if applicable, and (y) within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year of the Loan Parties, an unaudited consolidated balance sheet of the Loan Parties and the related unaudited consolidated statements of operations for the Fiscal Quarter ended at the end of such Fiscal Quarter;

(c) together with the delivery of the financial information required pursuant to Section 7.01(a) and (b) above, a certificate (“Compliance Certificate”) of a Responsible Officer of Borrower substantially in the form of Exhibit E attached hereto: (i) stating that, to the knowledge of such Responsible Officer, no Default or Event of Default exists (other than, to the extent applicable, any Default or Event of Default disclosed in such Compliance Certificate); (ii) identifying each Portfolio Investment funded, acquired or sold, and the amounts thereof, and all Distributions received by any Loan Party in respect of the Portfolio Investments, and all distributions made by any Portfolio Investment to any Loan Party during the relevant quarter; (iii) either including a certification that there have been no changes to Schedule 4.13, or providing a updated Schedule 4.13 and for any Eligible Investment that is a fund of funds, information with respect to the Private Equity Funds owned by such Eligible Investment (to the extent available to the applicable Loan Party after use of commercially reasonable efforts by such Loan Party to obtain such information); (iv) identifying all distributions made by Borrower to the Parents during such quarter; (v) stating that the Loan Parties are in compliance with the covenants set forth in this Agreement, and containing the calculations evidencing such compliance; (vi) stating that the representations and warranties of the Loan Parties contained in Article 4, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (vii) certifying that such financial statements fairly present in all material respects, the financial condition and the results of operations of each Loan Party on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (viii) stating that Borrower is in compliance with each of the mandatory prepayment provisions set forth in Section 2.05(b) hereof (and including any calculations relating to the Loan to Value Ratio for such quarter necessary to establish compliance therewith, which shall take into account the adjustments set forth in clauses (d)(ii)(w) – (z) below), (ix) stating that, to Borrower’s and each Guarantor’s knowledge, no Material Investment Event has occurred or is continuing (other than as previously disclosed to the Administrative Agent, whether in an earlier Compliance Certificate or in other written notice to the Administrative Agent) and (x) providing reasonable details of all deferred purchase price arrangements or synthetic deferrals of each HVP-Controlled Person that holds or owns Eligible Investments (including, without limitation, quantum, payment dates and the applicable Eligible Investment);

(d) on or before thirty (30) Business Days after the end of each month, a certificate of a Responsible Officer of Borrower, (i) stating that the representations and warranties of the Loan Parties contained in Article 4 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) (a) setting forth a position-level schedule of the Portfolio Investments, a calculation of the Borrowing Base (including the cash of the Loan Parties deposited in the Collateral Accounts and, to the extent denominated in a currency other than U.S.

Dollars, the U.S. Dollar Equivalent thereof) and the Loan to Value Ratio, in each case as reflected in the Loan Parties’ internal records on the last Business Day immediately preceding the date such certificate is delivered, adjusting for: (w) any Distributions received by any Loan Party from Portfolio Investments; (x) without duplication of any adjustments made for Distributions received from the Portfolio Investments, any Capital Calls and Capital Contributions made (including those made from the proceeds of, or by an offset against, one or more Distributions), in each case made with respect to any Portfolio Investment since the date of the last “net asset value” reported by the Private Equity Investment Sponsor of such Portfolio Investment; (y) any Material Investment Events; and (z) any sales, acquisitions or Dispositions of Portfolio Investments, or (b) stating that there have been no changes to any such information since the date on which such information was most recently provided by Borrower, whether in a Compliance Certificate or otherwise in accordance with this Agreement and (iii) providing reasonable details of all deferred purchase price arrangements or synthetic deferrals of each HVP-Controlled Person that holds or owns Eligible Investments (including, without limitation, quantum, payment dates and the applicable Eligible Investment);

(e) (i) upon the reasonable request of the Administrative Agent, copies of capital accounts furnished to any Loan Party with respect to any Portfolio Investment and (ii) promptly following receipt or execution thereof, copies of any new Portfolio Documents or amendments to Portfolio Documents;

(f) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(g) for each Person that provided a certificate of a Responsible Officer pursuant to Section 3.01(f)(ii)(B) of this Agreement, prior to such Person being deemed to hold Plan Assets, such Person shall deliver (A) an Investment Advisor QPAM Agreement or (B) an Operating Company Opinion addressed to the Administrative Agent and the Lenders, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Person as an Operating Company (or a copy of such Operating Company Opinion addressed to such Person’s investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Administrative Agent and the Lenders); and (i) with respect to each Loan Party, such Person shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Person’s fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer of such Person if (1) such Person is no longer an Operating Company or (2) the underlying assets of such Person constitute Plan Assets because more than 25% of the total value of each class of equity interests in such Person is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA or because interests in such Person no longer constitute “publicly-offered securities” within the meaning of the Plan Asset Regulation; promptly, following the admission of any new Investor or any increase in the Capital Commitment of any existing Investor, copies of the executed Private Equity Investment Agreements and updated Investor rosters;

(h) promptly, copies of any request for redemption, withdrawal or return of capital by an Investor, or any notice by any Loan Party, approving or denying the same; and

(i) Borrower shall deliver a supplement to Schedule 4.13 setting forth the additional Portfolio Investments acquired (or to be acquired) by any Loan Party and proposed to be included as Eligible Investments under and in accordance with the terms of this Agreement, if applicable, from time to time and in any event prior to inclusion of such Portfolio Investments as Eligible Investments.

Section 7.02. Records and Inspection; Etc. Each Loan Party shall maintain adequate books, records and accounts as may be required or necessary to permit the preparation of financial statements in accordance with sound business practices and GAAP.

Section 7.03. Information Rights.

(a) Each Loan Party shall permit representatives of the Lead Lender to discuss, after reasonable prior notice to such Loan Party and the opportunity for senior officers to be present, the business, operations, properties and financial and other condition of such Loan Party with its independent certified public accountants.

(b) Each Loan Party shall permit the Administrative Agent and the Lenders and their respective representatives to have full access to, and make abstracts from, its books and records after reasonable prior notice to such Loan Party and the opportunity for senior officers to be present.

Section 7.04. Corporate Existence, Etc. Each Loan Party shall at all times preserve and keep in full force and effect (a) all rights, franchises and other Governmental Approvals necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure to preserve or to maintain of which would have a Material Adverse Effect and (b) its limited partnership, exempted limited partnership, limited liability company or corporate existence, provided that in the event the “Term” (as such term or similar provision is defined in the Constituent Documents of such Loan Party) of such Loan Party would expire prior to the Scheduled Maturity Date (such date an “Expiration Date”), such Loan Party agrees that such Term (or similar provision) shall be renewed for additional periods to at least the Scheduled Maturity Date. Such Loan Party shall provide written evidence of such extension, which shall occur not less than six (6) months prior to the applicable Expiration Date.

Section 7.05. Payment of Taxes. Each Loan Party shall timely file or cause to be filed all material U.S. federal, state, local, non-U.S. and other Tax returns and reports required to be filed by it, and will pay and discharge all Taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any penalty shall be incurred with respect to such Taxes unless (a) any failure to so pay or discharge any such Taxes would not reasonably be expected to be material, or (b) the validity or amount thereof is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 7.06. Conduct of Business. Each Loan Party shall engage only in the businesses in which such Loan Party is engaged on the date hereof, and such other businesses as may be permitted by its respective Constituent Documents. Each Loan Party shall conduct its respective business in compliance with all of its respective Contractual Obligations, except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 7.07. Compliance with Law. Each Loan Party shall comply with all laws (including Environmental Laws), ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 7.08. Payment of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant entity.

Section 7.09. Notices. Borrower shall promptly notify the Administrative Agent in writing (and the Administrative Agent shall notify, or caused to be notified to the Lenders promptly following receipt thereof):

(a) (i) upon any Loan Party becoming aware (but in any event within five (5) days of becoming aware) of the existence of any condition or event which constitutes a Default or Event of Default (including any notice from the members or owners of any Loan Party that such members or owners intend to seek the removal of any Parent as a member of Borrower or the removal of any general partner, manager, managing member or other analogous controlling person from any Loan Party (or any other similar “change of control” concept relating to a Parent or Borrower), whether pursuant to Borrower Constituent Documents, the Constituent Documents of a Parent or otherwise and, in such case, Borrower shall promptly provide all information relating to a “change of control” the Administrative Agent may reasonably deem necessary or appropriate to comply with applicable know-your-customer requirements, anti-money laundering and anti-terrorist laws and regulations), (ii) of any Material Investment Events, and (iii) upon the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause a Funding Event;

(b) of any (i) material breach or non-performance by any Loan Party under any Contractual Obligation of such Person; (ii) material litigation or proceedings affecting any Loan Party, including with respect to any assets of such Person that constitute Collateral; (iii) any material governmental or environmental proceeding affecting any Loan Party or (iv) any other matter, in each case only to the extent that the matter or event described in the foregoing clauses (b) through (b) has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually or in the aggregate, results in or is reasonably expected to result in a Material Adverse Effect;

(d) to the extent the assets of any Loan Party constitute Plan Assets, if such Loan Party has reason to believe that the QPAM Exemption is or may no longer be satisfied with respect to any of the transactions contemplated by this Agreement and the other Loan Documents and, if such notice is provided, shall provide information reasonably requested by the Administrative Agent and reasonably cooperate with the Administrative Agent and the Lenders to determine if any other prohibited transaction exemption is available for the transactions contemplated by this Agreement and the other Loan Documents;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party, other than a change implemented to comply with GAAP;

(f) of the occurrence of any event for which Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b) and providing reasonable detail in respect thereof; and

(g) of the creation, incurrence, assumption or guarantee, as applicable, of any Debt or Liens as set forth in the proviso to the definition of “Eligible Investment.”

Each notice pursuant to this Section 7.09 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what actions Borrower has taken and proposes to take with respect thereto.

Section 7.10. Valuation. The Loan Parties shall conduct periodic internal valuation reviews of the Eligible Investments consistent with the Valuation Policy (such valuations, the “Valuation Policy Valuation”). Each Loan Party shall from time to time, using appropriate accounting standards, write-down the value of each applicable Eligible Investment on the books of such Loan Party to the lower of (x) the “net asset value” or other similar valuation for such Eligible Investment as reported to such Loan Party by the Private Equity Investment Sponsor, Issuer, general partner, managing member or manager and (y) the value reasonably determined by such Loan Party consistent with the requirements set forth in the Valuation Policy (such value contemplated by this clause (y) being referred to herein as a “Write-Down”). To the extent that any portion of an Eligible Investment is subject to a Write-Down, Borrower shall promptly notify the Administrative Agent of the same and shall provide to the Administrative Agent the value of such Eligible Investment on the books of the applicable Loan Party (the “Write-Down Valuation”). To the extent of any discrepancy in the value of any Eligible Investment between the most recent Valuation Policy Valuation or the Write-Down Valuation, the lowest valuation shall be used for purposes of calculating the Borrowing Base.

Section 7.11. [Reserved].

Section 7.12. Borrower Liquidity. Borrower shall maintain Liquidity in amounts that Borrower reasonably determines to be sufficient to allow each respective Loan Party to make its portion of all requested or required Capital Calls when due for each Portfolio Investment that is a Private Equity Investment.

Section 7.13. “Know-Your-Customer”. Each Loan Party will provide, promptly following any request therefor from the applicable Lender, information and documentation reasonably requested by such Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party has instituted and will maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Loan Party will remain and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents, remain in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Loan Party, any Person directly or indirectly controlling any Loan Party, and any Person directly or indirectly controlled by any Loan Party will not fund any repayment of the Obligations with proceeds derived from any transaction that violated applicable Sanctions or that would cause any Lender or any other party to the Agreement to be in breach of any Sanctions.

Article 8

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or have not been performed in full:

Section 8.01. Liens. No Loan Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on any of its assets, any of any Parents’ Equity Interests in Borrower or another Parent, any of Borrower’s Equity Interests in any Subsidiary Guarantor or any income or profits therefrom or on any Portfolio Investments, Collateral or any Collateral Account, whether now owned or hereafter acquired, except (collectively, the “Permitted Liens”):

(a) Liens under the Loan Documents;

(b) (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material, or are not yet delinquent, or are being contested in good faith and by appropriate proceedings, and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and (ii) statutory Liens, including deposits or pledges made in connection therewith, and bankers Liens, including customary rights of setoff upon accounts in favor of banks or other institutions and intermediaries;

(c) any attachment or judgment Lien not constituting an Event of Default;

(d) Liens arising under the Private Equity Investment Agreements in favor of the issuer thereof;

(e) Liens on property or assets of any Loan Party existing on the Closing Date and set forth in Schedule 8.01; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(f) Liens on Borrower’s interests in any HVP-Controlled Person securing asset based leverage of such HVP-Controlled Person; and

(g) such other Liens as may be permitted from time to time, with the written consent of the Lead Lender.

Section 8.02. Debt. No Loan Party shall, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to, any Debt, except (collectively, “Permitted Debt”):

(a) the Obligations;

(b) Capital Commitments with respect to Portfolio Investments, and capital commitments to any other Loan Party;

(c) Hedging Contracts permitted by Section 8.09, including unsecured Hedging Obligations in respect thereof, including guarantees of obligations under such Hedging Contracts and such unsecured Hedging Obligations;

(d) Debt (i) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (ii) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, or deferred purchase price arrangements, in each case incurred in connection with the acquisition or disposition of any Portfolio Investment;

(e) Debt in respect of (i) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (ii) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (iii) the financing of insurance premiums in the ordinary course of business, or (iv) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which such Person maintains an overdraft, cash pooling or other similar facility or arrangement;

(f) [reserved]; and

(g) such other Debt as may be permitted from time to time, with the written consent of the Lenders.

Additionally, no Loan Party shall create, incur, assume, guarantee, or otherwise become or remain liable with respect to any other Debt to the extent it would violate its Constituent Documents.

Section 8.03. Distributions. No Loan Party shall directly or indirectly declare or pay any dividends or make Distributions, including of any Proceeds, except:

(a) [reserved];

(b) Distributions to any other Loan Party so long as the Proceeds thereof are deposited in a Collateral Account in accordance with this Agreement; and

(c) other Distributions, so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a result thereof, (ii) Borrower is not otherwise required to make a mandatory prepayment pursuant to Section 2.05 at the time of such Distribution (unless such mandatory prepayment is satisfied prior to or contemporaneous with such Distribution) and (iii) after giving effect to such Distribution, the Loan to Value Ratio does not exceed the Initial LTV.

Notwithstanding the foregoing or anything to the contrary contained herein, no Loan Party shall be permitted to make any Distribution to the extent such Distribution is not permitted under such Loan Party’s Constituent Documents as in effect on the date hereof.

Section 8.04. Investments. No Loan Party shall, directly or indirectly, make any Investments except:

(a) so long as no Event of Default shall have occurred and is continuing or would result therefrom, any Loan Party may make any Investment that is not prohibited by such Loan Party’s Constituent Documents;

(b) (i) Investments made or to be made by Borrower or a Subsidiary Guarantor as set forth in Schedule 4.13, (ii) such Investments as may be acquired as a result of Distributions therefrom or in connection with a Permitted Investment Restructuring, (iii) follow-on Investments and co-investments related to the Investments referred to in clause (i) or (ii) of this Section 8.04(b) and (iv) Capital Contributions required from time to time by the Private Equity Funds in connection with Investments referred to in clauses (i), (ii) and (iii) of this Section 8.04(b);

(c) Investments in cash and Cash Equivalents;

(d) Investments in Hedging Contracts as permitted by Section 8.09; and

(e) Capital Contributions required from time to time by the Private Equity Funds in connection with existing Portfolio Investments.

Section 8.05. Dispositions. No Loan Party shall directly or indirectly make any Disposition of any Portfolio Investment or enter into any agreement to make any Disposition of any Portfolio Investment, except:

(a) for fair value, as reasonably determined by such Loan Party in good faith, in arm’s length transactions for not less than one hundred percent (100%) cash or Cash Equivalents, which may be payable to such Loan Party in installments or on such other deferred basis as may be reasonably acceptable to such Loan Party, provided that any Loan Party may make a Disposition of any Portfolio Investment for cash or Cash Equivalents equal to less than one hundred percent (100%) of the fair value of such Portfolio Investment if at least fifty percent (50%) of the consideration received by such Loan Party in connection with such Disposition consists of cash or Cash Equivalents, and the fair value of other consideration received by such Loan Party in connection with such Disposition is reasonably determined by such Loan Party, in good faith, to result in the total consideration received by such Loan Party in connection with such Disposition being at least equal to the fair value of the Portfolio Investment subject to such Disposition; or

(b) Dispositions pursuant to a Permitted Investment Restructuring;

provided that,

(i) in the case of any Dispositions set forth in clauses (a) and (b) above, to the extent any Disposition permitted above would trigger a mandatory prepayment pursuant to Section 2.05, such Disposition may not occur unless (x) such mandatory prepayment is satisfied, or provided for in accordance with Section 2.10, in full, concurrently with (or prior to) such Disposition or (y) such Disposition is otherwise approved by the Administrative Agent; and

(ii) no Loan Party shall make any Disposition otherwise permitted by clause (a) above at any time (x) when a Required LTV Plan is required to be in effect (except to the extent such Disposition is in accordance with such approved Required LTV Plan) or (y) upon the occurrence and during the continuance of any Default or Event of Default, except as may be acceptable to the Administrative Agent in its sole discretion (in consultation with the Lead Lender), and only if such Disposition otherwise complies with clause (a) above and the proceeds of such Dispositions are applied to the Obligations.

Section 8.06. Restriction on Fundamental Changes. No Loan Party shall, directly or indirectly, (a) enter into any merger, consolidation, amalgamation, reorganization or recapitalization, liquidate, wind up or dissolve or sell, lease, transfer or otherwise Dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired, except as permitted pursuant to Section 8.05 above; or (b) reclassify its Equity Interests on or after the Closing Date unless (x) such reclassification or creation would not be reasonably likely to adversely affect the Lender’s interest hereunder or (y) the Lead Lender and the Required Lenders have provided prior written consent related thereto. No Loan Party shall change its name, jurisdiction of formation, location of its principal office, chief executive office or principal place of business without providing written notice thereof at least ten (10) Business Days prior thereto and taking such actions as may be necessary to maintain the priority and perfection of the security interest in the Collateral granted under the Security Documents.

Section 8.07. Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction with any Affiliate (other than Hedging Subsidiaries solely in connection with the capitalization thereof (including, without limitation, via equity or intercompany loans) by Borrower) other than the Loan Documents unless: (a) such transaction is in the ordinary course of business of such Loan Party, as applicable or in accordance with an approved Required LTV Plan; and (b) such transaction is on fair and reasonable terms no less favorable to such Loan Party, as applicable, than those terms that might be obtained at the time in a comparable arm’s length transaction with a Person who is not an Affiliate or, if such transaction is not one that by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith.

Section 8.08. Constituent Document Amendments. Each Loan Party shall notify the Lead Lender of any proposed amendment, change, modification or supplement to the Constituent Documents of such Loan Party or General Partner prior to enacting such proposed amendment, and the Administrative Agent shall notify Borrower within five (5) Business Days of confirmed receipt by the Lead Lender of such notice, whether the Lead Lender, acting reasonably, deems a proposed amendment to be a material amendment that would reasonably be expected to have a Material Adverse Effect (a “Material Amendment”). Any Material Amendment shall require the consent of the Lead Lender, such consent not to be unreasonably withheld, delayed or conditioned. If the Lead Lender determines that the proposed amendment is not a Material Amendment, such amendment may be entered into without consent. Borrower will deliver to the Lead Lender, promptly after the effectiveness thereof, a copy of any amendment made to such party’s Constituent Documents. Notwithstanding the foregoing, any Loan Party may, without the consent of the Lead Lender (and without submitting the proposed amendment to the Lead Lender for determination as described above), amend its Constituent Documents to cure any ambiguity, correct or supplement any provision of such Constituent Document which is incomplete or inconsistent with any other provision thereof, correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature or to fix any other obvious error or any other error or omission of a technical or immaterial nature, in each case, so long as such changes do not materially or adversely affect the rights of the Lenders. No Loan Party may amend the Constituent Documents of such Loan Party in a manner which would materially and adversely affect the right, title, security interest and Liens of the Lenders without the prior written consent of each Lender. For the avoidance of doubt, no Loan Party shall direct or permit the Investment Advisor or the General Partner to use its discretion, pursuant to such Loan Party’s Constituent Documents, in any manner which would otherwise violate the requirements set forth herein.

Section 8.09. Hedging Contracts. No Loan Party shall enter into or be obligated under any Hedging Contract (contingent or otherwise) unless (a) such Hedging Contract is a Specified Hedging Contract and (b) all of the following conditions are satisfied with respect to such Specified Hedging Contract: (i) such contract was entered into in the ordinary course of business of Borrower or a Hedging Subsidiary for the purpose of (A) directly mitigating risks associated with the Loans or (B) hedging the risk of all or any portion of the Portfolio Investments, or any publicly traded Equity Interests underlying the Portfolio Investments to the extent the related Equity Interests are then held by the Private Equity Investment Sponsor for the Portfolio Investment, and in each case, not for purposes of speculation or taking a “market view” and (ii) any Hedging Obligations in respect of such Specified Hedging Contract are unsecured.

Section 8.10. Accounting Principles. No Loan Party shall make any change in the accounting principles underlying the financial statements described in Section 7.01 except for changes mandated by GAAP, or those deemed necessary or desirable to comply with regulatory or statutory requirements, without the prior written consent of the Lead Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.11. [Reserved]

Section 8.12. Subsidiaries.

(a) No Loan Party shall create or suffer to exist any Subsidiary unless (x) such Subsidiary becomes a Loan Party hereunder and such Subsidiary enters into such joinders, supplements and amendments to the Loan Documents as may be deemed necessary by the Administrative Agent in its reasonable discretion (in consultation with the Lead Lender) (including for the provision of the Guaranty) or (y) such Subsidiary is a Hedging Subsidiary. No Loan Party shall directly or indirectly hold any Portfolio Investment except in the name of such Loan Party or a Subsidiary of such Loan Party permitted pursuant to this Section 8.12 (other than a Hedging Subsidiary unless it complies with clause (x) of the immediately preceding sentence). Borrower shall not have any members other than the Parents.

(b) No Hedging Subsidiary shall engage in any business or activity, hold any assets or incur any Debt or other liabilities, other than entering into Hedging Contracts that are permitted to be entered into by Borrower pursuant to Section 8.09 and related Hedging Obligations, and other than holding assets necessary to allow such Hedging Subsidiary to comply with Applicable Law.

Section 8.13. Valuation Policy Amendments. No Loan Party shall, directly or indirectly, take action or agree to amend, change or modify in any respect the Valuation Policy that would reasonably be expected to have a Material Adverse Effect, including any amendment of the Constituent Documents of any Loan Party having the same effect (any such amendment, change or modification, a “Material Valuation Policy Amendment”), without the consent of the Administrative Agent (in consultation with the Lead Lender). Borrower shall provide to the Administrative Agent any such proposed amendment, and the Administrative Agent shall determine, acting reasonably, whether the proposed amendment is a Material Valuation Policy Amendment within five (5) Business Days of receipt of such proposed amendment. Any amendment deemed a Material Valuation Policy Amendment will require the consent of the Administrative Agent (in consultation with the Lead Lender), such consent not to be unreasonably withheld, delayed or conditioned. If the Administrative Agent determines that the proposed amendment is not a Material Valuation Policy Amendment, such amendment may be entered into without consent. For the avoidance of doubt, no Loan Party shall direct or permit the Investment Advisor or the General Partner to use its discretion, pursuant to such Loan Party’s Constituent Documents, in any manner, which would otherwise violate the requirements set forth herein.

Section 8.14. Plan Assets. No Loan Party shall take any action, or omit to take any action, that would (a) so long as the assets of any Loan Party constitute Plan Assets, cause the Investment Advisor to cease to qualify as a QPAM or the conditions of Section I of the QPAM Exemption to cease to be satisfied with respect to the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated thereby or (b) assuming that the funding by the Lenders of the requested Loans will not be funded with any Plan Assets (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), cause the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated thereby to give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 8.15. Financial Covenant. At all times, the “net asset value” of Borrower as reported by Borrower in its financial statements in accordance with GAAP shall be greater than 60% of the highest “net asset value” of Borrower during the term of this Agreement; provided, that for purposes of determining “net asset value” pursuant to this Section 8.15, the value of any Portfolio Investments of the Borrower shall be determined in accordance with the definition of “Fair Market Value” (presuming, solely for purposes of this Section 8.15, that the value of all Portfolio Investments of Borrower shall be determined in accordance with the definition thereof).

Article 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

(a) Failure to Make Payments. Any Loan Party (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment pursuant to Section 2.05(b) or otherwise), and in the currency required hereunder, any principal of the Loans, or (ii) shall fail to pay any interest or other amounts payable under the Loan Documents within three (3) Business Days of the date when due under the Loan Documents and in the currency required hereunder;

(b) Breach of Certain Covenants. Any Loan Party shall fail to perform, comply with or observe any agreement, covenant or obligation under Sections 2.05(b), 5.02, Article 6, Section 7.04, Article 8 or Section 11.23.

(c) Breach of Covenants under the Loan Documents. Any Loan Party shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of this Agreement or any other Loan Document (other than those provisions referred to in Sections 9.01(a), 9.01(b) and 9.01(j)), and such failure shall not have been remedied within forty-five (45) calendar days, after the earlier of (x) Borrower receives written notice thereof by the Administrative Agent or (y) a Responsible Officer of a Loan Party obtains knowledge thereof;

(d) Breach of Warranty. Any representation or warranty or certification made or furnished by any Loan Party under any Loan Document shall prove to have been false or incorrect in any material respect (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) when made (or deemed made);

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against any Loan Party an involuntary case seeking the liquidation or reorganization of such entity under any Debtor Relief Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of such Person or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) such Person consents to the institution of such involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of forty five (45) days; or (iv) an order for relief shall have been issued or entered therein;

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Loan Party shall institute a voluntary case seeking liquidation or reorganization under any Debtor Relief Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due; or the Board of Directors adopts any resolution or otherwise authorizes action to approve any of the foregoing;

(g) Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect for any reason, or any Lien in favor of the Administrative Agent or Lenders thereunder shall fail to have the priority required thereunder, except upon a release or termination of such Loan Document or Lien pursuant to the terms thereof; or any Loan Party shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Loan Document or any material provision thereof;

(h) Judgments and Attachments. Any Loan Party shall suffer (A) any unsatisfied money judgments, fines, writs or warrants of attachment or similar processes that, individually or in the aggregate, involve an amount in excess of $15,000,000 in the case of Borrower or any other Loan Party (in each case excluding therefrom money judgments to the extent covered by insurance or an indemnity as to which the carrier or the applicable indemnifying party has accepted liability) or (B) any non-monetary judgment or decree (including a judgment for injunctive relief) that would reasonably be expected to have a Material Adverse Effect, and, in any such case, such judgments, fines, writs, warrants, decrees or other orders shall continue unsatisfied and unstayed (1) for a period of forty five (45) days or (2) in the case of any such non-monetary judgment, until the effectiveness of such judgment;

(i) General Partner; Manager. The general partner, managing member or non-member manager, as the case may be and to the extent applicable, shall cease to be the general partner, managing member or non-member manager of any Loan Party and shall not have been replaced as general partner, managing member or non-member manager by an Affiliate of HarbourVest Partners, LLC or such replacement general partner, managing member or non-member manager shall have failed to deliver all applicable documentation or take all applicable action, in each case, as may be necessary to maintain the priority and perfection of the security interest in the Collateral granted under the Collateral Documents or to maintain the ability to foreclose upon and transfer the Equity Interests in the Borrower;

(j) Material Amendments. A Material Amendment or a Material Valuation Policy Amendment shall have been made without the consent of the Administrative Agent required as and to the extent set forth in Section 8.08 or 8.13;

(k) Portfolio Investment Obligations. A default shall occur in the payment of Capital Contributions by any Loan Party, directly or indirectly, in respect of more than 1% of the Portfolio Investments (as measured by the aggregate “net asset value” of all Portfolio Investments) and such default shall continue for more than the applicable period of grace, if any, provided under the Portfolio Documents;

(l) ERISA Event. Any occurrence of an ERISA Event that, individually or in the aggregate, results in or is reasonably expected to result in a Material Adverse Effect;

(m) Change of Control. A Change of Control shall occur; or

(n) Cross-Default. (i) Any event of default (after giving effect to any applicable grace periods) occurs in respect of any Specified Hedging Contract where Borrower or such Hedging Subsidiary, as applicable, is the defaulting party or any termination event occurs in respect of any such Specified Hedging Contract with respect to which Borrower or such Hedging Subsidiary, as applicable, is the sole affected party and all transactions under such Specified Hedging Contract are affected transactions or (ii) any Loan Party (x) fails to make any payment of any principal or interest beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any other Debt in an aggregate principal amount in excess of $15,000,000 or (y) fails to perform or observe any covenant contained in an agreement governing any Debt in an aggregate principal amount in excess of $15,000,000, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity, in each case pursuant to its terms.

Section 9.02. Remedies.

(a) If an Event of Default occurs under Section 9.01(e) or 9.01(f), the obligations of the Lenders to make any Loan hereunder shall cease, the Commitments shall terminate and the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(b) If an Event of Default occurs, other than under Section 9.01(e) or 9.01(f), and is continuing, the Administrative Agent may (and at the direction of the Required Lenders shall) by written notice to Borrower, terminate the Commitments and declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(c) If any Event of Default occurs and is continuing, the Administrative Agent may (and at the direction of the Required Lenders shall) pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under any Applicable Law or agreement, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by Borrower.

(d) If any Event of Default occurs and is continuing, the Administrative Agent may (and at the direction of the Required Lenders shall) require the Loan Parties to promptly deliver to the Administrative Agent all Portfolio Documents for all Portfolio Investments that are available to Borrower and that have not already been delivered to the Administrative Agent.

Section 9.03. Application of Proceeds. If the unpaid principal amount of the Loans and all other Obligations have become due and payable following an Event of Default, and such acceleration and its consequences have not been rescinded and annulled, any funds collected by the Administrative Agent or any Lender hereunder or pursuant to any other Loan Document shall be applied (subject to Section 2.14) by the Administrative Agent and the Lenders in the following order:

First, to pay all costs and expenses of the Administrative Agent;

Second, to pay all accrued and unpaid interest on the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Second payable to them;

Third, to pay all unpaid principal of the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to pay, on a pari passu basis, (i) any other outstanding Obligations (other than Obligations described in the clauses above) and (ii) interest on the foregoing items (other than as described in the clauses above), in each case ratably among the Secured Parties based upon the respective aggregate amount of Obligations owing to such Secured Parties on such date;

Fifth, to pay, on a pari passu basis, (i) any outstanding Hedging Obligations and (ii) interest on the foregoing items, in each case ratably among the Specified Hedging Contract Counterparties based upon the respective aggregate amount of Hedging Obligations owing to such Specified Hedging Contract Counterparties on such date; and

Sixth, to pay the remainder, if any, to Borrower or to any other Person legally entitled thereto.

Notwithstanding the foregoing, the Administrative Agent shall, at its option, use any amounts received on account of the Obligations or Hedging Obligations to make payments set forth above in respect of the Obligations or Hedging Obligations, or in lieu thereof, to make payments in respect of Portfolio Investment obligations to the extent then due and payable.

Article 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority. Each Lender hereby irrevocably appoints JPM to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are for the benefit of the Administrative Agent and Lenders; except as expressly provided herein, no Loan Party or any other Person shall have rights as a third party beneficiary of any of such provisions, nor shall such provisions impose any obligations on the Loan Parties or limit or impair any rights the Loan Parties may have under any Loan Document or Applicable Law.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 10.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable to any Lender for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders or such other number or percentage of Lenders as shall be necessary or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of Lenders) unless and until notice describing the same is given to the Administrative Agent by Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into: (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (5) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts payable by it under the Loan Documents in accordance with the applicable U.S. tax rules.

Section 10.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The applicable provisions of this Agreement shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with any syndication of the credit facility provided for herein as well as activities as the Administrative Agent, and in no event shall any such delegation relieve the Administrative Agent of its obligations under the Loan Documents.

Section 10.06. Resignation of the Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor reasonably approved by Borrower (provided that Borrower shall have no approval right if an Event of Default has occurred and is continuing), which shall be a financial institution in the United States, or an Affiliate of any such financial institution with an office in the United States, including any of the Lenders (excluding Defaulting Lenders and Ineligible Institutions). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date (except that in the case of any Collateral held by the Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed or other arrangements satisfactory to Required Lenders are made to hold such Collateral).

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, then, in each case, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as the Administrative Agent and, in consultation with Borrower, appoint a successor satisfying the requirements of clause (a) above in this Section. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date, as applicable: (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.09(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 11.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.07. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.

Section 10.08. The Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations and Hedging Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due Lenders and the Administrative Agent under Section 2.03(b) and otherwise hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or Hedging Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.09. Collateral Matters. Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) or (b) that is sold or to be sold as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or as a result of the exercise of remedies hereunder or thereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.09.

Section 10.10. [Reserved].

Article 11

MISCELLANEOUS

Section 11.01. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay: (i) all reasonable third party out-of-pocket expenses incurred by the Lead Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lead Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable and documented third party out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel, appraisers or consultants for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.01; or (B) in connection with the Loans made hereunder, including all such documented third party out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceeding.

(b) Indemnification by Borrower. Borrower shall indemnify the Agents (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document, or any matter relating to any auditor or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents; (ii) the Collateral or other documents related thereto or amendments or modifications thereof, any matters contemplated therein or breach thereof; (iii) any Loan or the use or proposed use of the proceeds; (iv) any actual or alleged presence, Release or threatened Release of Hazardous Materials on, under, to, through or from any property currently or formerly owned, leased or operated by any Loan Party or any of their respective predecessors, or any Environmental Liability of or relating to any Loan Party; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment); (B) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations hereunder or under any other Loan Document (as determined by a court of competent jurisdiction by final and nonappealable judgment) or (C) result from any dispute solely among Indemnitees and that does not involve any act or omission by Borrower. Without limiting the provisions of Section 2.09, this Section 11.01(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. from any non-Tax claim. Neither Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit Borrower’s indemnity or reimbursement obligations under this Subsection 11.01(b) to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.01 to be paid by them to the Lead Lender (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Lead Lender (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Lead Lender (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Lead Lender (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are several.

(d) Waiver of Consequential Damages, Etc. No party referred to in clause (b) of this Section 11.01 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such party.

(e) Payments. All amounts due under this Section 11.01 shall be payable not later than fifteen (15) Business Days after demand therefor.

Section 11.02. Waivers; Amendments in Writing. Subject to Section 2.08, neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Required Lenders and the Administrative Agent, on the one hand, and the Loan Parties on the other hand; provided, that, if this Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of the Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by the Administrative Agent or all Lenders, as applicable, on the one hand, and the Loan Parties on the other hand; provided further, that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender directly and adversely affected thereby:

(i) extend or increase the amount or alter the term of the Commitments of such Lender or alter the provisions relating to any fees (or any other payments, including, the amount of interest) payable to such Lender;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) amend the terms of this Section 11.02 or change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder; or

(iv) change the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b), Section 9.03 or Section 11.10; and

(b) all Lenders:

(i) amend the definition of “Available Loan Amount” or any of the related defined terms;

(ii) amend the definition of “Borrowing Base,” “Loan to Value Ratio” or “LTV,” or any of the related defined terms;

(iii) amend the definition of “Eligible Investment” or any of the related defined terms;

(iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under (or in respect of) the Loan Documents;

(v) amend the mandatory prepayment section (other than a change to the order of application of any prepayment of Loans), in Section 2.05(b) thereto;

(vi) release any material liens granted under the Collateral Documents, except as otherwise contemplated herein or therein; provided that (i) any lien securing Collateral with an aggregate value in excess of three percent (3%) of the Borrowing Base shall be deemed a material lien and (ii) at any time when a mandatory prepayment pursuant to Section 2.05 is pending, or after the occurrence and during the continuance of any Default or Event of Default, any release of a lien shall be deemed to be a release of a material lien; or

(vii) amend the definition of “Lead Lender”.

Notwithstanding the above: (A) no provisions of Article 10 or any other provision affecting the rights or duties of, or any fees or other amounts payable to, the Lead Lender may be amended or modified without the consent of the Lead Lender and (B) to the extent the provisions in Article 7 and Article 8 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, any amendment to any such provision of Article 7 or Article 8 shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Article 8: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding. The Administrative Agent may, after consultation with Borrower, agree to the modification of any term of this Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

Section 11.03. Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit: (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents; (b) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 11.10); or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02; and (ii) in addition to the matters set forth in clauses (a), (b) and (c) of the preceding proviso and subject to Section 11.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04. Notices, Etc. All notices and other communications under this Agreement shall be in writing and (except for financial statements, other related informational documents and routine communications, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by prepaid courier, by overnight, registered or certified mail (postage prepaid), by electronic mail or by facsimile, and shall be deemed given when received by the intended recipient thereof. Unless otherwise specified in a notice sent or delivered in accordance with this Section 11.04, all notices and other communications shall be given to the parties hereto at their respective addresses (or to their respective facsimile numbers or electronic mail addresses) indicated in Schedule 1.01(A) (in the case of the Administrative Agent or any Lender) or Schedule 11.04 (in the case of Borrower).

Section 11.05. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) by way of assignment in accordance with the provisions of clause (b) of this Section 11.05; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 11.05; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clauses (f) and (g) of this Section 11.05 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 11.05 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement and any other Loan Document (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following additional conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subclause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $5,000,000 (and shall be in an integral multiple of $100,000); provided, however that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except: (A) the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to an Affiliate or Approved Fund of the assigning Lender; provided that, Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv) Assignment and Assumption Agreement. The parties to each assignment (but not Borrower) shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with the Administrative Agent’s customary processing and recordation fee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made: (A) to Borrower or any Affiliate or Subsidiary of Borrower; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person or an Ineligible Institution.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Effect of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) of this Section 11.05, from and after the effective date specified in each Assignment and Assumption Agreement, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to and subject to the benefits and obligations of Sections 2.07, 2.09, 2.10 and 11.01 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at Borrower’s expense) shall execute and deliver a Note to the assignee Lender, and the applicable existing Note or Notes shall be returned to

Borrower marked “Cancelled.” Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be (i) treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section, provided that the conditions of clause (e) are satisfied with respect to such participation, or (ii) otherwise, null and void and of no effect.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information to the extent made available to it regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Borrower, a Defaulting Lender, an Ineligible Institution or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.01(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to certain amendments, waivers or other modifications that directly affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07, Section 2.09, Section 2.10 and Section 11.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.05 (it being understood that the documentation required under Section 2.09(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant: (A) agrees to be subject to the provisions of Section 11.10 as if it were an assignee under clause (b) of this Section 11.05; and (B) shall not be entitled to receive any greater payment under Section 2.07, Section 2.09 or Section 2.10 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive with respect to the interest subject to such participation had there been no such participation. A Participant shall not be entitled to the benefits of Section 2.07 or Section 2.09, unless such Participant complies with Section 2.07, Section 2.09 and Section 2.13, as if it were a Recipient. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 11.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan

Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Ineligible Institutions.

(i) No assignment or participation shall be made to any Person that was an Ineligible Institution as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as applicable, all or a portion of its rights and obligations under this Agreement to such Person unless Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered an Ineligible Institution for the purpose of such assignment or participation, and absent such consent of Borrower, such assignment or participation shall be null and void. With respect to any assignee or participant that becomes an Ineligible Institution after the applicable Trade Date, subject to clause (ii) below, (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender and (y) the execution by Borrower of an Assignment and Assumption Agreement with respect to such assignee will not by itself result in such assignee or participant no longer being considered an Ineligible Institution.

(ii) If any Person becomes an Ineligible Institution after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Ineligible Institution and the Administrative Agent, (A) purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Ineligible Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by Borrower and the Administrative Agent), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Ineligible Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.05), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Ineligible Institution paid to acquire such Loans and (z) the market price of such Loans (as reasonably determined by Borrower and the Administrative Agent), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Ineligible Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Ineligible Institution will be deemed to have consented in the same proportion as the Lenders that are not Ineligible Institutions consented to such matter, except that no amendment, waiver or modification of any Loan Document shall, without the consent of the applicable Ineligible Institution, deprive any Ineligible Institution, of its pro rata share of any payment to which all Lenders are entitled or affect an Ineligible Institution in a manner that is disproportionate to the effect on any Lender and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Ineligible Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Ineligible Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2); provided that such Ineligible Institution shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any Plan of Reorganization to the extent such Plan of Reorganization proposes to treat any Obligations held by such Ineligible Institution in a manner that has a disproportionate effect on such Ineligible Institution as compared to the proposed similar treatment of similar Obligations held by the Lenders that are not Ineligible Institutions.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to any Person other than an Ineligible Institution to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.06. Confidentiality. The Administrative Agent, each Lender and the Loan Parties will maintain any confidential information that it or they may receive from the other parties pursuant to this Agreement confidential and shall not disclose such information to third parties (other than any party to a Loan Document) without the prior consent of the applicable party, except for disclosure: (a) to legal counsel, accountants and other professional advisors to such party in connection with the transactions contemplated hereby or other transactions among the parties hereto (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and Lender shall be responsible for any failure by any such Person to maintain the confidentiality of the Information); (b) to regulatory officials having jurisdiction over such party; (c) required by Applicable Law or in connection with any legal proceeding; (d) by the Administrative Agent or any Lender, (i) to another Person in connection with a potential assignment or participation under Section 11.05 or (ii) any actual or prospective counterparty to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; provided that such Person is subject to a written agreement containing confidentiality provisions substantially the same as those in this Section 11.06; provided further, that nothing in this clause Section 11.06 shall be construed to permit the disclosure of any information to any Person that is an Ineligible

Institution, (e) to prospective purchasers of Collateral after an Event of Default, (f) of information that has been previously disclosed publicly without breach of this provision and (g) by any Loan Party or the General Partner, to any other Loan Party, the General Partner or any Affiliate, or any prospective investor in Borrower, another Loan Party or an Affiliate. Each Loan Party acknowledges and agrees that the Administrative Agent and each Lender is an affiliate within a corporate group (each, a “Bank Group”) which is a global provider of banking, financial, advisory, investment and funds management services, and that nothing contained in this Section 11.06 shall in any way inhibit, restrict or otherwise limit the business and other activities of any of the Administrative Agent, the Lenders or the related Bank Groups except to the extent provided in this Section 11.06. Notwithstanding anything in this Section 11.06 to the contrary, this Section 11.06 shall not be applicable to any personnel of either the Administrative Agent, the Lenders or the related Bank Groups who have not reviewed the confidential information or otherwise been informed of the contents thereof by those who have reviewed it, and (b) to the extent that any information that might otherwise be subject to this provision is obtained by the Administrative Agent, the Lenders or the related Bank Groups in any context other than in connection with this Agreement and without breach of this Section 11.06, this Section 11.06 shall not bind any personnel of either the Administrative Agent, the Lenders or the related Bank Groups who have reviewed such information or been informed of the contents thereof solely in such other context and not in connection with this Agreement or in breach of this Section 11.06.

Section 11.07. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

Section 11.08. Choice of Forum; Consent to Service of Process.

(a) Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or federal courts located in the Borough of Manhattan, New York City, State of New York. EACH LOAN PARTY, GENERAL PARTNER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(b) Nothing contained in this Section shall preclude the Administrative Agent or the Lenders from bringing any action or proceeding against any Loan Party or the General Partner to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located. EACH LOAN PARTY AND GENERAL PARTNER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.

(c) EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.04. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.09. Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits constituting Collateral (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders; and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.10. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff permitted hereunder or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify the Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 11.10 shall not be construed to apply to: (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower (as to which the provisions of this Section 11.10 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, to the extent permitted by law, exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation; provided that such participant shall be subject to the provisions of this Section 11.10 as though it were a Lender.

Section 11.11. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 11.12. Survival of Agreements, Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the closing and the extensions of credit hereunder and shall continue until payment and performance of any and all Obligations. Any investigation at any time made by or on behalf of any Lender shall not diminish the right of such Lender to rely thereon. Without limitation, the agreements and obligations of Borrower and Recipients contained in Sections 2.07, 2.09, 2.10 and 11.01 shall survive the payment in full of all other Obligations.

Section 11.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Faxed or otherwise electronically submitted signatures to this Agreement shall be binding for all purposes.

Section 11.14. Complete Agreement; Third Party Beneficiaries. This Agreement, together with the other Loan Documents, is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. There are no third party beneficiaries of this Agreement.

Section 11.15. No Fiduciary Duties or Partnership; Limitation of Liability, Etc.

(a) The relationship between the Loan Parties, on the one hand and the Administrative Agent, the Lenders and the Specified Hedging Contract Counterparties, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the Lenders and Specified Hedging Contract Counterparties do not have any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Loan Party and the Administrative Agent, any Lender or any Specified Hedging Contract Counterparty to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement or any other Loan Document between any Loan Party and any Lender or any Specified Hedging Contract Counterparty.

(b) No claim shall be made by any Loan Party against the Administrative Agent, the Lenders or the Affiliates, directors, officers, employees or agents of the Administrative Agent or any Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

(c) All attorneys, accountants, appraisers and other professional Persons and consultants retained by any Lender shall have the right to act exclusively in the interest of such Lender and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to Borrower or any other Loan Party or any of their respective shareholders or Affiliates or any other Person.

Section 11.16. WAIVER OF TRIAL BY JURY. EACH LOAN PARTY AND THE GENERAL PARTNER AND THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

Section 11.17. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that the Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and the Lenders shall, to the maximum extent permitted under Applicable Law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Lenders shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “Applicable Law” shall mean the Applicable Law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

Section 11.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to promptly return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 11.19. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

Section 11.20. Payments Set Aside. To the extent that Borrower makes a payment to the Administrative Agent or any Lender, the Administrative Agent or any Lender exercises its right of setoff provided hereunder or the Administrative Agent or any Lender receives payment as proceeds of Collateral or otherwise, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid, in whole or in part, to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect, together with all Collateral security therefor, as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. If prior to any such invalidation, declaration, setting aside or requirement, this Agreement shall have been canceled or surrendered, this Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, discharge or otherwise affect the obligations of Borrower in respect of the amount of the affected payment.

Section 11.21. Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.

Section 11.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.23. Additional Parent.

Notwithstanding anything herein or in any other Loan Documents to the contrary, any membership interest in Borrower may be issued or transferred to one or more Persons (an “Additional Parent”) with the prior written consent of the Lead Lender, such consent not to be unreasonably withheld, delayed, or conditioned, provided that, (i) Borrower has given the Lead Lender written notice of such issuance or transfer no less than five (5) days prior to the consummation thereof, (ii) such Additional Parent has delivered collateral documentation and Loan Documents, if any, in form and substance satisfactory to the Administrative Agent and substantially similar to the corresponding Loan Documents delivered by the Parents on the Closing Date, (iii) such Additional Parent executes a joinder agreement, substantially in the form of Exhibit K hereto, (iv) such Additional Parent has become a party to the Security Agreement and Pledge Agreement and (v) such Additional Parent delivers (a) a customary certificate of a Responsible Officer of such Additional Parent attaching resolutions (or other action) authorizing the execution, delivery, and performance of the Loan Documents to which such Additional Parent is a party, incumbency certifications, evidence that such Person is duly organized or formed, and that such Person is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation, (b) a certificate of a Responsible Officer of such Additional Parent, certifying the matters set forth in clauses (d), (e), (i) and (j) of this Section 3.01, (c) such other information as the Administrative Agent may reasonably request evidencing the identity, authority and capacity of such Responsible Officer to act as a Responsible Officer of such Additional Parent in connection with the Credit Agreement and the other Loan Documents to which such Additional Parent is a party or is to be a party and (d) a favorable opinion of counsel to such Additional Parent, covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, and in form and substance reasonably acceptable to the Administrative Agent.

Section 11.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

BORROWER:

HSEC HOLDINGS L.P., as Borrower

By:	HARBOURVEST GP LLC, its general partner

By:	HARBOURVEST PARTNERS, LLC, its managing member

By:	/s/ Robert MacGoey
	Name:	Robert MacGoey
	Title:	Managing Director and Chief Financial Officer

PARENTS:

HARBOURVEST PRIVATE EQUITY SECONDARIES FUND L.P. as a Parent and Guarantor

By:	HARBOURVEST GP LLC, its general partner

By:	HARBOURVEST PARTNERS, LLC, its managing member

By:	/s/ Robert MacGoey
	Name:	Robert MacGoey
	Title:	Managing Director and Chief Financial Officer

HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P. as a Parent and Guarantor

By:	HARBOURVEST GP LLC, its general partner

By:	HARBOURVEST PARTNERS, LLC, its managing member

By:	/s/ Robert MacGoey
	Name:	Robert MacGoey
	Title:	Managing Director and Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Documentation Agent and a Lender

By:	/s/ Jeffrey Davidovitch
	Name:	Jeffrey Davidovitch
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement]